Exhibit 10-7

R. E. GINNA NUCLEAR POWER PLANT

ASSET PURCHASE AGREEMENT

BY AND AMONG

ROCHESTER GAS AND ELECTRIC CORPORATION, AS SELLER

CONSTELLATION GENERATION GROUP, LLC, AS BUYER

AND

CONSTELLATION ENERGY GROUP, INC., AS BUYER'S PARENT

DATED AS OF NOVEMBER 24, 2003

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Reciprocal Easement Agreement
Exhibit D	Form of Interconnection Agreement
Exhibit E	Form of Bargain and Sale Deed for Seller
Exhibit F	Form of Power Purchase Agreement for Seller
Exhibit G	Form of Seller's Parent Guaranty
Exhibit H	Form of Opinion from Counsel for Seller and Seller's Parent
Exhibit I	Form of Opinion from Counsel for Buyer and Buyer's Parent
Exhibit J	Form of Emergency and Environmental Equipment Easements

SCHEDULES

1.1(173)	Transferable Permits
2.1(j)	Intellectual Property
2.1(n)	Radio Licenses
2.1(t)	Emergency Assets and Agreements
2.2(a)	Excluded Assets
2.2(l)	Excluded Contracts
3.3(a)(vi)	Low Level Waste and Disposal Criteria
3.3(a)(viii)	Purchase Price Adjustment
4.3(a)	Seller's Third Party Consents
4.3(b)	Seller's Required Regulatory Approvals
4.5	Liabilities
4.6	Absence of Certain Changes or Events
4.7	Exceptions to Title to Real Property
4.8	Real Property Agreements
4.9	Insurance Exceptions
4.10	Environmental Matters
4.11	Employment Matters
4.12(a)	ERISA; Benefit Plans
4.12(b)	Benefit Plan Exceptions
4.13(a)	Description of Real Property
4.13(b)	Description of Major Equipment Components and Personal Property
4.13(c)	FSAR Exceptions
4.14	Notices of Condemnation
4.15(a)(i)	List of Seller's Agreements (other than Fuel Contracts)
4.15(a)(ii)	List of Fuel Contracts
4.15(b)	Agreement Exceptions
4.15(c)	Agreement Defaults
4.16	List of Legal Proceedings
4.17(a)	List of Permit Violations
4.17(b)	List of Material Permits (other than Transferable Permits)
4.18(a)	List of NRC License Violations
4.18(b)	List of Material NRC Licenses
4.20	General Tax Matters
4.20(a)	Tax Matters: Notice of Deficiency or Assessment
4.20(b)	Tax Matters: Extensions of Applicable Statutory Periods of Limitations
4.21	Tax and Financial Matters Relating to Qualified Decommissioning Funds
4.25	Zoning Classification
5.3(a)	Buyer's Third Party Consents
5.3(b)	Buyer's Required Regulatory Approvals
5.5	List of Buyer's Legal Proceedings
6.1(a)	Capital Budget
6.10(a)	Transferred Employees
6.10(o)	Assumed Plans and Agreements

ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of November 24, 2003, (the "Agreement") by and among Rochester Gas and Electric Corporation, a New York corporation ("RG&E" or "Seller"), Constellation Generation Group, LLC, a limited liability company formed under the laws of the state of Maryland ("Buyer"), and Constellation Energy Group, Inc., a Maryland corporation as parent of the Buyer ("Buyer's Parent"). Seller, Buyer and Buyer's Parent are referred to individually as a "Party," and collectively as the "Parties."

W I T N E S S E T H:

          WHEREAS, Seller owns R. E. Ginna Nuclear Power Plant ("Ginna"), NRC Operating License No. DPR-18, located in Ontario, New York, and certain facilities and other assets associated therewith and ancillary thereto;

          WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign the Purchased Assets (as defined in Section 2.1 below) and certain associated liabilities, upon the terms and conditions hereinafter set forth in this Agreement; and

          WHEREAS, the Parties desire that Buyer's Parent support the obligations of Buyer hereunder from the time of execution of this Agreement to the Closing Date.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

          Section 1.1     Definitions.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

          (1)     "Actual Amount" has the meaning set forth in Section 6.10(h).

          (2)     "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (3)     "Agreement" means this Asset Purchase Agreement together with the Schedules and Exhibits hereto, as the same may be from time to time amended.

          (4)     "Allocation" has the meaning set forth in Section 3.4(b).

          (5)     "Ancillary Agreements" means the Bill of Sale, Assignment and Assumption Agreement, the Deed, the Easement Agreement, the Interconnection Agreement, the Emergency and Environmental Equipment Easements, the Seller Parent Guaranty, and the Power Purchase Agreement, as the same may be amended from time to time.

          (6)     "ANI" means American Nuclear Insurers, or any successor thereto.

          (7)     "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between Seller and Buyer substantially in the form of Exhibit "A" hereto, by which Seller, subject to the terms and conditions hereof, shall assign Seller's interest in and rights under the Seller's Agreements, the Fuel Contracts, the Non-material Contracts, the Real Property Agreements, the Transferable Permits, certain intangible assets and other Purchased Assets to Buyer and whereby Buyer shall assume the Assumed Liabilities and Obligations.

          (8)     "Assumed Liabilities and Obligations" has the meaning set forth in Section 2.3.

          (9)     "Atomic Energy Act" means the Atomic Energy Act of 1954, as amended, 42 U.S.C. Section 2011 et seq.

          (10)    "Benefit Plans" has the meaning set forth in Section 4.12(a).

          (11)    "Bill of Sale" means the Bill of Sale, substantially in the form of Exhibit "B" hereto, to be delivered at the Closing, with respect to Seller's interests in the Tangible Personal Property included in the Purchased Assets to be transferred to Buyer at the Closing.

          (12)    "Business Books and Records" has the meaning set forth in Section 2.1(g).

          (13)    "Business Day" shall mean any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

          (14)    "Buyer" has the meaning set forth in the preamble.

          (15)    "Buyer Indemnitee" has the meaning set forth in Section 8.1(b).

          (16)    "Buyer Material Adverse Effect" has the meaning set forth in Section 5.3(a).

          (17)    "Buyer's Parent" has the meaning set forth in the preamble.

          (18)    "Buyer's Parent Guaranty" shall mean a guaranty executed by the Buyer's Parent sufficient to satisfy the regulations of the NRC, found at 10 C.F.R. Part 30, Appendix A, regarding guarantees of nuclear decommissioning obligations.

          (19)    "Buyer's Required Regulatory Approvals" has the meaning set forth in Section 5.3(b).

          (20)    "Byproduct Material" means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

          (21)    "Capital Budget" means the budget established for capital projects for the Purchased Assets as set forth in Schedule 6.1(a), as such budget may be amended by agreement of the Parties.

          (22)    "Capital Expenditures" has the meaning set forth in Section 3.3(a)(iv).

          (23)    "Closing" has the meaning set forth in Section 3.1.

          (24)    "Closing Adjustment" has the meaning set forth in Section 3.3(b).

          (25)    "Closing Date" has the meaning set forth in Section 3.1.

          (26)    "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

          (27)    "Code" means the Internal Revenue Code of 1986, as amended.

          (28)     "Commercially Reasonable Efforts" means efforts which are designed to enable a Party, directly or indirectly, to expeditiously satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume Liabilities other than expenditures and Liability assumptions which are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

          (29)    "Confidentiality Agreement" means the letter agreement, dated July 8, 2003, between Seller and Buyer's Parent.

          (30)    "Cooling Tunnel Easement" means the Indenture between The People of the State of New York and Seller dated September 12, 1974 and recorded in the Wayne County Clerk's Office at Liber 677, Page 317.

          (31)    "Cooling Tunnel Easement Amendment" has the meaning set forth in Section 6.1(a)(7).

          (32)    "Decommission" or "Decommissioning" means to completely retire and remove the Facilities from service and to restore the Site, as well as any planning and administrative activities incidental thereto, including but not limited to (a) the dismantlement, decontamination and/or storage of the Facilities, in whole or in part, and any reduction or removal of radioactivity at the Site to a level that permits termination of the NRC License, (b) all other activities necessary for the retirement, dismantlement, decontamination and/or storage of the Facilities to comply with all applicable Nuclear Laws and Environmental Laws, including the applicable requirements of the Atomic Energy Act and the NRC's rules, regulations, orders and pronouncements thereunder, the NRC License for the Facilities and any related decommissioning or license termination plan, and (c) once the Site is no longer utilized either for power generation of any kind or for any storage of Spent Nuclear Fuel or High Level Waste, restoration of the Site to an appropriately graded and vegetated condition, including, but not limited to, the replacement of locally-indigenous trees, plants, shrubs, and grasses to conform substantially with the surrounding environs, as appropriate for the intended use of the Site and the property located thereon. Site restoration shall include, as appropriate, removal and disposal of components and materials meeting NRC release criteria, demolition and removal of decontaminated structures to an approximate depth of three feet below grade, and backfilling of the Site with clean material, grading and landscaping. The Parties understand and agree that SAFSTOR is a permissible method of decommissioning, provided that decommissioning is completed in accordance with the applicable NRC regulations.

          (33)    "Decommissioning Funds" means the Qualified Decommissioning Funds and the Nonqualified Decommissioning Funds.

          (34)    "Decommissioning Target" means an amount in dollars equal to (x) $179,900,000 times (y) 1.0002085 raised to the power of number "Z", where "Z" represents the actual number of days that have elapsed since December 31, 2002 until the Closing Date.

          (35)    "Deed" has the meaning set forth in Section 3.6(d).

          (36)    "Department of Energy" or "DOE" means the United States Department of Energy and any successor agency thereto.

          (37)    "Department of Energy Decommissioning and Decontamination Fees" means all fees related to the Department of Energy's Special Assessment of utilities for the Uranium Enrichment Decontamination and Decommissioning Funds pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act and the Department of Energy's implementing regulations at 10 C.F.R. Part 766, applicable to separative work units purchased from the Department of Energy in order to decontaminate and decommission the Department of Energy's gaseous diffusion enrichment facilities.

          (38)    "Department of Justice" means the United States Department of Justice and any successor agency thereto.

          (39)    "Direct Claim" has the meaning set forth in Section 8.2(c).

          (40)    "DOE Credit Support" shall mean (a) the Seller's Parent Guaranty, (b) an irrevocable and unconditional standby letter of credit by a banking or other financial institution that is reasonably acceptable to Buyer, for the benefit of the Buyer, having a drawing amount which is equal to the One-Time DOE Pre-1983 Fee, and payable at the offices of a bank reasonably acceptable to the Buyer, or (c) such other means of providing assurance of payment of the One-Time DOE Pre-1983 Fee agreeable to Buyer, in Buyer's reasonable discretion.

          (41)    "DOE Litigation" shall have the meaning set forth in Section 6.13(b).

          (42)    "Easement Agreement" means the Reciprocal Easement Agreement between Seller and Buyer in substantially the form of Exhibit "C".

          (43)    "Easements" means, with respect to the Purchased Assets, the easements, licenses and access rights to be granted by the appropriate party by or pursuant to the Interconnection Agreement, the Deed, the Emergency and Environmental Equipment Easements or the Easement Agreement, including, without limitation, easements authorizing access, use, maintenance, construction, repair, replacement and other activities by the parties thereto.

          (44)     "Emergency and Environmental Equipment Easements" means the easements, leases or other occupancy agreements between Seller and Buyer, each substantially in the form of Exhibit "J" or of Seller's standard form of pole attachment agreement, with respect to each siren, environmental air sampler or environmental or post-accident thermoluminescent dosimeter (a) constituting part of the Purchased Assets, (b) located on property owned or co-owned by Seller immediately after the Closing Date and (c) not located on land that is subject to the Easement Agreement, which Emergency and Environmental Equipment Easements shall be granted by Seller without any rent charge unless such charge is required by Law.

          (45)    "Emission Reduction Credits" means credits, in units that are established by an applicable Governmental Authority with jurisdiction over the Purchased Assets, resulting from the reduction in the emissions or air pollutants from an emitting source or facility, whether obtained prior to or after the Closing Date, and other air emissions reduction credits whether or not such credits are designated as "emission reduction credits."

          (46)     "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, easements, encumbrances and charges of any kind.

          (47)    "Energy Reorganization Act" means the Energy Reorganization Act of 1974, as amended.

          (48)    "Environment" means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land, including land surface or subsurface strata, including all fish, plant, wildlife, and other biota and any other environmental medium or natural resource.

          (49)    "Environmental Claim" means any and all written claims alleging potential Liability, administrative or judicial actions, suits, orders, liens, notices alleging Liability, notices of violation, investigations which have been disclosed in writing to Seller, complaints, requests for information relating to the Release or threatened Release into the Environment of Hazardous Substances, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Governmental Authority based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or Liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment of any Hazardous Substances at any location related to the Purchased Assets, including, but not limited to, any off-Site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent.

          (50)     "Environmental Clean-up Site" means any location which is listed or formally proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any action, suit, proceeding or investigation which has been disclosed in writing to Seller for any alleged violation of any Environmental Law, or at which there has been a Release, or, to the Knowledge of Seller, a threatened or suspected Release, of a Hazardous Substance.

          (51)     "Environmental Condition" means the presence or Release to the Environment, whether at the Site or at an off-Site location, of Hazardous Substances, including any migration of those Hazardous Substances through air, soil or groundwater to or from the Site or any off-Site location regardless of when such presence or Release occurred or is discovered.

          (52)    "Environmental Laws" means all Laws regarding pollution or protection of the Environment, the conservation and management of land, natural resources and wildlife or human health and safety or the Occupational Safety and Health Act (only as it relates to Hazardous Substances), including, without limitation, Laws regarding Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) only as it relates to Hazardous Substances, Articles 17, 19, 24, 27 (Titles 9, 11 and 13), 29, 37 and 40 of the New York Environmental Conservation Law and all other Laws analogous to any of the above. Notwithstanding the foregoing, Environmental Laws do not include Nuclear Laws.

          (53)    "Environmental Permit" means any federal, state or local permits, licenses, approvals, consents, registrations or authorizations required by any Governmental Authority under or in connection with any Environmental Law including any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

          (54)     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations promulgated thereunder.

          (55)    "ERISA Affiliate" has the meaning set forth in Section 2.4(k).

          (56)    "Estimated Adjustment" has the meaning set forth in Section 3.3(b).

          (57)    "Estimated Allocation" has the meaning set forth in Section 3.4(a).

          (58)    "Estimated Closing Statement" has the meaning set forth in Section 3.3(b).

          (59)    "Excess Decommissioning Funds" means the estimated cost savings to Buyer as a result of not completing any Decommissioning activities necessary or appropriate to restore the Site to an appropriately graded and vegetated condition as appropriate for the intended use of the Site and the property located thereon. For purposes of this definition, the Excess Decommissioning Funds will be calculated by Buyer in good faith and subject to concurrence by the NYPSC.

          (60)     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (61)    "Excluded Assets" has the meaning set forth in Section 2.2.

          (62)    "Excluded Liabilities" has the meaning set forth in Section 2.4.

          (63)    "Exempt Wholesale Generator" means an exempt wholesale generator as defined in Section 32 of the Holding Company Act and the regulations promulgated thereunder.

          (64)     "Facilities" means the plant, facilities, equipment, supplies and improvements, including, but not limited to, the cooling water intake tunnel and discharge canal, in which Seller has an ownership interest and which are included in the Purchased Assets, constituting the nuclear power plant known as the R.E. Ginna Nuclear Power Plant.

          (65)     "Federal Power Act" means the Federal Power Act, as amended.

          (66)    "Federal Trade Commission" means the United States Federal Trade Commission or any successor agency thereto.

          (67)     "FERC" means the United States Federal Energy Regulatory Commission or any successor agency thereto.

          (68)    "Final Safety Analysis Report" or "FSAR" means the report, as updated, that is required to be maintained for Ginna in accordance with the requirements of 10 C.F.R. Section 50.71(e).

          (69)    "Fuel Contracts" has the meaning set forth in Section 4.l5(a).

          (70)    "Ginna" has the meaning set forth in the recitals.

          (71)    "Ginna Employee" means an hourly-paid or salaried employee of Seller or an Affiliate, who receives an Internal Revenue Service Form W-2 from Seller or an Affiliate, employed as of the Closing Date who is employed at Ginna, or whose work responsibilities involve principally the operation of any of the Purchased Assets, which employees shall be set forth in Schedule 6.10(a) (which shall be updated as of the Closing Date as provided for herein). "Ginna Employee" does not mean or include any worker, working at or on the Facilities or the Purchased Assets, who is compensated directly by an entity other than Seller or an Affiliate and/or for whom Seller or an Affiliate issues an Internal Revenue Service Form 1099.

          (72)    "Good Utility Practices" means any of the practices, methods and activities generally accepted in the electric utility industry in the United States of America as good practices applicable to nuclear generating facilities of similar design, size and capacity and consistent with past practice at the Facilities or any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent nuclear operator in light of the facts known at the time the decision was made (other than the fact that such operator is in the process of selling the facility), could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable Laws including Nuclear Laws and Laws relating to the protection of public health and safety. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the electric utility industry.

          (73)    "Governmental Authority" means any federal, state, local, provincial, foreign, international or other governmental, regulatory or administrative agency, taxing authority, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

          (74)    "GUST" means: (a) the Uruguay Round Agreements Act, Pub. L. 103-465; (b) the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353; (c) the Small Business Job Protection Act of 1996, Pub. L. 104-188; (d) the Taxpayer Relief Act of 1997, Pub. L. 105-34; (e) the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206; and (f) the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

          (75)    "Hazardous Substances" means (a) any petroleum, asbestos, and urea formaldehyde foam insulation and transformers or other equipment that contains polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants," "hazardous air pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law; excluding, however, any Nuclear Material.

          (76)    "High Level Waste" means (a) Spent Nuclear Fuel, (b) liquid wastes resulting from the operation of the first cycle solvent extraction system, or its equivalent, and the concentrated wastes from subsequent extraction cycles, or their equivalent, in a facility for reprocessing irradiated reactor fuel, (c) solids into which such liquid wastes have been converted, and (d) any other material containing radionuclides in concentrations or quantities that exceed NRC requirements for classification as Low Level Waste.

          (77)    "High Level Waste Repository" means a facility which is designed, constructed and operated by or on behalf of the Department of Energy for the storage and disposal of Spent Nuclear Fuel and other High Level Waste in accordance with the requirements set forth in the Nuclear Waste Policy Act.

          (78)    "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

          (79)    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (80)     "Income Tax" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes), or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to such Tax.

          (81)    "Indemnifiable Loss" has the meaning set forth in Section 8.1(a).

          (82)    "Indemnifying Party" has the meaning set forth in Section 8.1(c).

          (83)    "Indemnitee" means either a Seller Indemnitee or a Buyer Indemnitee.

          (84)    "Independent Accounting Firm" means such independent accounting firm of national reputation as is mutually appointed by Seller and Buyer.

          (85)    "Initial Transfer" has the meaning set forth in Section 6.10(h).

          (86)    "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, service marks and service mark rights, inventions, trade names, copyrights and copyright rights owned or licensed by Seller and necessary for the operation and maintenance of the Purchased Assets, and all pending applications for registrations of patents, trademarks, service marks and copyrights, as set forth in Schedule 2.1(j).

          (87)    "Interconnection Agreement" means the Interconnection Agreement, in the form of Exhibit "D" hereto, under which Ginna will be provided after the Closing Date with interconnection services consistent with FERC regulations and precedent and NRC requirements relating to offsite power availability and grid reliability and access to Seller's transmission facilities for the transmission of power from Ginna.

          (88)    "Inventory of Major Spare Parts" means the spare reactor coolant pump motor, spare low pressure turbine rotor, spare main transformer and their respective replacements, if any.

          (89)    "Inventories" means Nuclear Fuel or alternative fuel inventories, materials, spare parts (including Inventory of Major Spare Parts), consumable supplies and chemical and gas inventories relating to the operation of the Facilities located at, or in transit to, the Facilities and the interests of the Seller in spare parts located off-Site which are subject to the PIMS Agreement.

          (90)    "IRS" means the United States Internal Revenue Service or any successor agency thereto.

          (91)     "Knowledge" means the actual knowledge of the corporate officers of the specified Party charged with responsibility for the particular function relating to the specific matter of the inquiry.

          (92)    "LAR" has the meaning set forth in Section 6.21(a).

          (93)    "Law or Laws" means all laws, rules, regulations, codes, statutes, ordinances, decrees, treaties, and/or administrative orders of any Governmental Authority.

          (94)    "Liability" or "Liabilities" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due). Without limiting the generality of the foregoing, in the case of the NRC License, "Liabilities" shall include the NRC Commitments.

          (95)    "License Renewal Application" means the application submitted by Seller to the NRC, as amended and supplemented, seeking renewal of the NRC License.

          (96)    "Loss" or "Losses" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation all Remediation costs, fees of attorneys, accountants and other experts, or other expenses of litigation or proceedings or of any claim, default or assessment).

          (97)    "Low Level Waste" means radioactive material that: (a) is neither High Level Waste as defined herein, nor byproduct material (as defined in Section 11e.(2) of the Atomic Energy Act (42 U.S.C. 2014(e)(2)); and (b) the NRC, consistent with existing law and in accordance with clause (a), classifies as low-level radioactive waste. For the purposes of the Purchase Price adjustment in Section 3.3(a)(vi) only, the term "Low Level Waste" shall not include the items which are set forth in Schedule 3.3(a)(vi) as being excluded from the definition of "Low Level Waste" for purposes of that Purchase Price adjustment.

          (98)    "Material Adverse Effect" means any change (or changes taken together) in, or effect on, the Purchased Assets (including the operations or condition (financial or otherwise) thereof) that is materially adverse to the value of the Purchased Assets, taken as a whole, including but not limited to, those that result in (i) shutdown of the Facilities, (ii) a material diminution of the full licensed thermal power or the full rated electrical output of the Facilities, or (iii) any loss, claim or occurrence related to the Purchased Assets which could reasonably be expected to cause a loss and/or the expenditure by the Buyer within one year following the Closing Date in excess of Two and One-Half Million Dollars ($2,500,000) individually, or in excess of Twenty Five Million Dollars ($25,000,000) in the aggregate, other than any change (or changes taken together) generally affecting the international, national, regional or local electric industry as a whole, or the nuclear power industry as a whole, including changes in local wholesale or retail markets for electric power or Nuclear Fuel, national, regional or local electric transmission systems or operations thereof, any change in law generally applicable to similarly situated Persons, any changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority associated with additional security to address the events of September 11, 2001 and any change or effect resulting from action or inaction by a Governmental Authority with respect to an independent system operator or retail access in New York, but in any such case not affecting the Purchased Assets or the Parties in any manner or degree significantly different than the industry as a whole; and provided further, that any loss, claim, occurrence, change or effect that is cured prior to the Closing Date shall not be considered a Material Adverse Effect.

          (99)    "Mortgage Indenture" means the Indenture of Mortgage originally granted by Rochester Railway and Light Company to Bankers Trust Company (now Deutsche Bank Trust Company), as Trustee, dated as of September 1, 1918, as supplemented and amended.

          (100)    "NEIL" means Nuclear Electric Insurance Limited, or any successor thereto.

          (101)    "Non-material Contracts" means those contracts, agreements, personal property leases or other commitments incidental to the operation or maintenance of the Purchased Assets that have been entered into by Seller in the ordinary course of business prior to the Closing which either (i) are terminable, without penalty or any other termination related Liability, upon notice of 90 days or less by Seller or (ii) require the payment or delivery of goods or services with a value of less than $50,000 per annum in the case of any individual contract or commitment.

          (102)    "Nonqualified Decommissioning Funds" means the external trust fund that does not meet the requirements of Code Section 468A and Treas. Reg. Section 1.468A-5, maintained by Seller with respect to the Facilities prior to the Closing pursuant to the Seller's Decommissioning Trust Agreement, and established and maintained by the Trustee after the Closing pursuant to the Post-Closing Decommissioning Trust Agreement to the extent assets are transferred to such trust pursuant to Section 6.12.

          (103)    "NRC" means the United States Nuclear Regulatory Commission and any successor agency thereto.

          (104)    "NRC Commitments" means all written regulatory commitments identified as such by Seller to the NRC, including, without limitation, all written regulatory commitments identified as such by Seller in connection with its License Renewal Application.

          (105)    "NRC License" means Operating License No. DPR-18 and any renewed license related thereto on the basis of which the Seller is authorized to own, possess and operate the Facilities and Nuclear Material prior to the Closing Date, and on the basis of which the Buyer is authorized to own, possess and operate the Facilities and Nuclear Material after the Closing Date.

          (106)    "Nuclear Fuel" means all nuclear fuel assemblies in the Facility reactor on the Closing Date and any irradiated fuel assemblies that have been temporarily removed from the Facilities reactor as of the Closing Date and are capable of reinsertion into the Facilities reactor without modification or additional cost, and all unirradiated fuel assemblies awaiting insertion into the Facilities reactor, as well as all nuclear fuel constituents (including uranium in any form and separative work units) in any stage of the fuel cycle that are in process of production, conversion, enrichment or fabrication for use in the Facilities and which are owned by Seller, or in which Seller has any right, title or interest, on the Closing Date.

          (107)    "Nuclear Insurance Policies" means all nuclear insurance policies carried by or for the benefit of Seller with respect to the ownership, operation or maintenance of the Facilities, including all nuclear liability, property damage and business interruption policies in respect thereof. Without limiting the generality of the foregoing, the term "Nuclear Insurance Policies" includes all policies issued or administered by ANI or NEIL.

          (108)    "Nuclear Laws" means all Laws relating to the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Materials; the regulation of Low Level Waste and High Level Waste; the transportation and storage of Nuclear Materials; the regulation of Safeguards Information; the regulation of Nuclear Fuel; the enrichment of uranium; the disposal and storage of High Level Waste and Spent Nuclear Fuel; contracts for and payments into the Nuclear Waste Fund; and as applicable, the antitrust laws and the Federal Trade Commission Act to specified activities or proposed activities of certain licensees of commercial nuclear reactors, but shall not include Environmental Laws. "Nuclear Laws" include the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.), the Price-Anderson Act (Section 170 of the Atomic Energy Act of 1954, as amended); the Energy Reorganization Act of 1974 (42 U.S.C. Section 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97 -351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. Section 2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. Section 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. Section 2021b et seq.); the Nuclear Waste Policy Act (42 U.S.C. Section 10101 et seq. as amended); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021d, 471); and the Energy Policy Act of 1992 (4 U.S.C. Section 13201 et seq.); and any state or local Laws analogous to the foregoing.

          (109)    "Nuclear Material or Materials" means Source Material, Special Nuclear Material, Low Level Waste, High Level Waste, Byproduct Material and Spent Nuclear Fuel.

          (110)    "Nuclear Waste Fund" means the fund established by the Department of Energy under the Nuclear Waste Policy Act in which the Spent Nuclear Fuel Fees to be used for the design, construction and operation of a High Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel and/or High Level Waste are deposited.

          (111)    "Nuclear Waste Policy Act" means the Nuclear Waste Policy Act of 1982, as amended.

          (112)    "NYDEC" means the New York State Department of Environmental Conservation and any successor agency thereto.

          (113)    "NYPSC" means the Public Service Commission of the State of New York and any successor agency thereto.

          (114)    "Observers" has the meaning set forth in Section 6.1(c).

          (115)    "One-Time DOE Pre-1983 Fee" means the one-time fee, including any interest, late fees and/or penalties accruing thereon from time to time, payable by Seller pursuant to Article VIII (B)(2)(b) of the Standard Spent Fuel Disposal Contract.

          (116)    "Other Plant Personnel" has the meaning set forth in Section 4.11.

          (117)    "Party" (and the corresponding term "Parties") has the meaning set forth in the preamble.

          (118)    "PBGC" means the Pension Benefit Guaranty Corporation established by ERISA.

          (119)     "Permits" has the meaning set forth in Section 4.17(a).

          (120)     "Permitted Encumbrances" means: (i) the Easements; (ii) those exceptions to title to the Purchased Assets listed in Schedule 4.7 with respect to Real Property; (iii) with respect to any date before the Closing Date, Encumbrances created by the Mortgage Indenture; (iv) statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings provided that the aggregate amount being so contested does not exceed $200,000; (v) mechanics', materialmen's, carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed $200,000; (vi) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Authorities which do not materially, individually or in the aggregate, detract from the value of the Purchased Assets as such assets are currently used or interfere with the present use or operation of the Purchased Assets and neither secure indebtedness, nor, individually or in the aggregate, result in a Material Adverse Effect; (vii) the covenants and restrictions set forth in this Agreement or in any of the Ancillary Agreements; and (viii) such other liens, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, conservation easements, encumbrances and encroachments, as do not, individually or in the aggregate, materially detract from the value of the Purchased Assets as such assets are currently used or materially interfere with the present use or operation of the Purchased Assets and neither secure indebtedness, nor, individually or in the aggregate, result in a Material Adverse Effect.

          (121)    "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, association, or governmental entity or any political subdivision, department or agency thereof.

          (122)    "PIMS Agreement" means the agreement between Seller and Pooled Equipment Inventory Company, effective July 1, 2002, as amended, with respect to pooled inventory management.

          (123)    "Plans" has the meaning set forth in Section 2.4(k).

          (124)     "Post-Closing Adjustment" has the meaning set forth in Section 3.3(c).

          (125)    "Post-Closing Decommissioning Trust Agreement" means the decommissioning trust agreement between Buyer and the Trustee pursuant to which any assets of any of the Decommissioning Funds to be transferred by Seller at Closing pursuant to Section 6.12 hereof will be held in trust.

          (126)    "Post-Closing Statement" has the meaning set forth in Section 3.3(c).

          (127)    "Power Purchase Agreement" means the Power Purchase Agreement between Seller and Buyer, dated as of the date of this Agreement and in the form of Exhibit "F" hereto.

          (128)    "Price-Anderson Act" means Section 170 of the Atomic Energy Act and related provisions of Section 11 of the Atomic Energy Act.

          (129)    "Proposed Post-Closing Adjustment" has the meaning set forth in Section 3.3(c).

          (130)    "Proprietary Information" means (i) with respect to information provided by Seller to Buyer, has the meaning as set forth in the Confidentiality Agreement, and (ii) with respect to information provided by Buyer to Seller, shall mean information relating to the financing or operation and maintenance, actual or proposed, of the Purchased Assets and any financial, operational or other information concerning Buyer or its Affiliates or their respective assets and properties furnished by Buyer or its Representatives to Seller or its Representatives, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished; but does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Representatives, (b) was available to Seller or its Representatives on a non-confidential basis prior to its disclosure by Buyer or its Representatives or (c) becomes available on a non-confidential basis from a person other than Buyer or its Representatives who is not otherwise bound by a confidentiality agreement with Buyer or its Representatives, or is otherwise not under any obligation to Buyer or its Representatives not to transmit the information to Seller or its Representatives.

          (131)    "Purchased Assets" has the meaning set forth in Section 2.1.

          (132)    "Purchase Price" has the meaning set forth in Section 3.2.

          (133)    "Qualified Decommissioning Funds" means the external trust funds that meet the requirements of Code Section 468A and Treas. Reg. Section 1.468A-5, maintained by Seller with respect to the Facilities prior to Closing pursuant to Seller's Decommissioning Trust Agreement and maintained by Buyer after the Closing pursuant to the Post-Closing Decommissioning Trust Agreement to the extent assets are transferred to such fund by Seller pursuant to Section 6.12.

          (134)    "Real Property" has the meaning set forth in Section 2.1(a).

          (135)    "Real Property Agreements" has the meaning set forth in Section 4.8.

          (136)    "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment or within any building, structure, facility or fixture.

          (137)    "Remediation" means action of any kind required by any applicable Law or order of a Governmental Authority to address a Release, the threat of a Release or the presence of Hazardous Substances at the Site or an off-Site location including, without limitation, any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at the Site or an off-Site location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Site or an off-Site location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of remedial action on the Site or an off-Site location, remedial technologies applied to the surface or subsurface soils, excavation and off-Site treatment or disposal of soils, systems for long term treatment of surface water or ground water, engineering controls or institutional controls; and (f) any other activities required under Environmental Laws to address the presence or Release of Hazardous Substances at the Site or an off-Site location.

          (138)    "Replacement Benefit Plan" has the meaning set forth in Section 6.10(e).

          (139)    "Replacement Defined Benefit Plan" has the meaning set forth in Section 6.10(h).

          (140)     "Replacement Retiree Coverages" has the meaning set forth in Section 6.10(m).

          (141)    "Replacement Welfare Plans" has the meaning set forth in Section 6.10(d).

          (142)    "Representatives" of a Party means the Party and its Affiliates and their directors, officers, employees, agents, partners, advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling Persons.

          (143)    "Requested Rulings" has the meaning set forth in Section 6.18.

          (144)    "RG&E" has the meaning set forth in the preamble.

          (145)    "RG&E Defined Benefit Plan" has the meaning set forth in Section 6.10(h).

          (146)    "RG&E Retiree Coverages" has the meaning set forth in Section 6.10(m).

          (147)    "RG&E Savings Plan" has the meaning set forth in Section 6.10(g).

          (148)    "Safeguards Information" means information not otherwise classified as national security information or restricted data under NRC's regulations which specifically identifies an NRC licensee's detailed (1) security measures for the physical protection of Special Nuclear Material, or (2) security measures for the physical protection and location of certain plant equipment vital to the safety of production or utilization facilities.

          (149)    "SEC" means the United States Securities and Exchange Commission and any successor agency thereto.

          (150)    "Securities Act" means the Securities Act of 1933, as amended.

          (151)    "Seller" has the meaning set forth in the preamble.

          (152)    "Seller Indemnitee" has the meaning set forth in Section 8.1(a).

          (153)    "Seller's Agreements" means those contracts, agreements, licenses and leases relating to the ownership, operation and maintenance of the Purchased Assets, as more particularly described on Schedule 4.15(a)(i), as such schedule is supplemented and amended in accordance with the provisions of this Agreement.

          (154)    "Seller's Decommissioning Trust Agreement" means the Master Decommissioning Trust Agreement, made as of March 9, 1990, as amended, between RG&E and Mellon Bank, N.A., regarding the Qualified Decommissioning Fund and the Nonqualified Decommissioning Fund of Seller.

          (155)    "Seller's Parent" shall mean Energy East Corporation.

          (156)    "Seller's Parent Guaranty" means the Guaranty executed by Seller's Parent, dated the Closing Date and in the form attached hereto as Exhibit "G".

          (157)    "Seller's Required Regulatory Approvals" has the meaning set forth in Section 4.3(b).

          (158)    "Site" means the parcels of land included in the Real Property. Any reference to the Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site and any references to items "at the Site" shall include all items "at, in, on, upon, over, across, under, and within" the Site.

          (159)    "Source Material" means: (1) uranium or thorium; or any combination thereof, in any physical or chemical form, or (2) ores which contain by weight one-twentieth of one percent (0.05%) or more of (i) uranium, (ii) thorium, or (iii) any combination thereof. Source Material does not include Special Nuclear Material.

          (160)    "Special Nuclear Material" means plutonium, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be "Special Nuclear Material," but does not include Source Material. Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes, but does not include Source Material.

          (161)    "Spent Nuclear Fuel" means fuel that has been permanently withdrawn from a nuclear reactor following irradiation, and has not been chemically separated into its constituent elements by reprocessing. Spent Nuclear Fuel includes the Special Nuclear Material, Byproduct Material, Source Material greater than Class C waste, and other radioactive materials associated with Nuclear Fuel assemblies.

          (162)    "Spent Nuclear Fuel Fees" means those fees assessed on electricity generated at Ginna and sold pursuant to the Standard Spent Fuel Disposal Contract, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961, as the same may be amended from time to time, including, but not limited to, the One-Time DOE Pre-1983 Fee.

          (163)    "Standard Spent Fuel Disposal Contract" means the Contract for Disposal of Spent Nuclear Fuel and/or High Level Radioactive Waste, No. DE-CR01-83NE44419, dated June 30, 1983, entered into between RG&E and the United States of America, represented by the Department of Energy, as amended.

          (164)    "Subsidiary" when used in reference to any Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity, are owned directly or indirectly, by such Person.

          (165)    "Tangible Personal Property" has the meaning set forth in Section 2.1(c).

          (166)    "Tax Basis" means the adjusted tax basis determined for federal income tax purposes under Code Section 1011(a).

          (167)    "Tax" or "Taxes" means, all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state or local or foreign taxing authority, including but not limited to, income, excise, real or personal property, sales, transfer, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

          (168)    "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

          (169)    "Termination Date" has the meaning set forth in Section 9.1(b).

          (170)    "Third Party Claim" has the meaning set forth in Section 8.2(a).

          (171)    "Title Company" has the meaning set forth in Section 7.1(j).

          (172)    "Total Compensation" has the meaning set forth in Section 6.10(c).

          (173)    "Transferable Permits" means those Permits and Environmental Permits identified in Schedule 1.1(173), which are transferable to Buyer without application to, a filing with, notice to, consent or approval of any Governmental Authority.

          (174)    "Transferred Employee Records" means all records related to Transferred Employees, including but not limited to the following information: (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration reports, (v) active medical restriction forms, (vi) fitness for duty, (vii) disciplinary actions, (viii) job performance appraisals and/or evaluations, (ix) employment applications, (x) bonuses, (xi) job history, (xii) access authorization records, and (xiii) radiation exposure records.

          (175)    "Transferred Employees" has the meaning set forth in Section 6.10(b).

          (176)    "Transfer Taxes" means all state or local real property transfer, sales, use, value added, stamp, recording, registration, conveyance and other like Taxes and other fees, including without limitation any payments made in lieu of such Taxes which become payable in connection with the transactions contemplated by this Agreement.

          (177)    "Transition Committee" has the meaning set forth in Section 6.1(b).

          (178)    "Transmission Assets" has the meaning set forth in Section 2.2(a).

          (179)    "Trustee" means with respect to Seller prior to the Closing the trustee of the Decommissioning Funds appointed by Seller pursuant to Seller's Decommissioning Trust Agreement and after the Closing to the extent any assets of the Decommissioning Funds are transferred by Seller pursuant to Section 6.12 hereof, the trustees appointed pursuant to the Post-Closing Decommissioning Trust Agreement.

          (180)    "Uprate" has the meaning set forth in Section 6.21(a).

          (181)    "Uprate Reports" has the meaning set forth in Section 6.21(a).

          (182)    "USEPA" means the United States Environmental Protection Agency and any successor agency thereto.

          (183)    "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

          (184)    "WARN Certificate" has the meaning set forth in Section 6.10(i).

          Section 1.2     Certain Interpretive Matters.  In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term "includes" or "including" shall mean "including without limitation." References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

ARTICLE 2

PURCHASE AND SALE

          Section 2.1     Purchased Assets.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase, assume and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller's right, title and interest in and to the following assets, wherever located (collectively, the "Purchased Assets"): (i) all of the assets used in, held for use, constituting, or necessary in the ordinary course of business to operate and maintain Ginna (but excluding such assets that are not necessary for the operation of Ginna as a generating station and are used predominantly elsewhere in the operation of Seller's business), including, without limitation, those assets identified in Schedule 2.1(j) and Schedules 4.13(a) and (b), and (ii) those assets described below (but excluding the Excluded Assets):

          (a)     Except as otherwise constituting part of the Excluded Assets, the land described on Schedule 4.13(a) (which land comprises the Site) together with all buildings, facilities and other improvements thereon including the Facilities (but excluding any personal property thereon) and all appurtenances thereto, including, without limitation, all related rights of ingress and egress (collectively, the "Real Property");

          (b)     All Nuclear Materials and Inventories owned by Seller, or in which the Seller has any right, title or interest, on the Closing Date, wherever located;

          (c)     All machinery, mobile or otherwise, equipment (including computer hardware and software and transferable rights thereto and communications equipment), vehicles, tools, spare parts, materials, works in progress, fixtures, furniture and furnishings and other personal property relating to or used in the ordinary course of business to operate and maintain the Facilities, including, without limitation, the items of personal property included in Schedule 4.13(b), other than property used primarily as part of the Transmission Assets or otherwise constituting part of the Excluded Assets (collectively, "Tangible Personal Property");

          (d)     Subject to the provisions of Sections 2.1(p) and 6.4(d), all rights of Seller under the Fuel Contracts, Non-material Contracts and the Seller's Agreements which have not been identified in Schedule 2.2(l) as Excluded Assets;

          (e)     All Real Property Agreements;

          (f)     All Transferable Permits;

          (g)     To the extent permitted by Law, all books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records of Seller relating to the design, construction, licensing or operation of the Facilities, operating, safety and maintenance manuals, inspection reports, environmental assessments, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of Seller, wherever located, relating to the Facilities and the other Purchased Assets, whether existing in hard copy or magnetic or electronic form (subject to the right of Seller to retain copies of same for its use) (collectively, the "Business Books and Records");

          (h)     All unexpired, transferable warranties and guarantees from third parties with respect to any item of Real Property or Tangible Personal Property constituting part of the Purchased Assets;

          (i)     The name "R. E. Ginna" or "Ginna" as used as a designation attached to or associated with the Facilities and any related logos;

          (j)     The Intellectual Property described on Schedule 2.1(j);

          (k)     The substation equipment, if any, designated in the Interconnection Agreement or the Easement Agreement as being transferred to Buyer;

          (l)     The assets comprising that portion of the Decommissioning Funds that is transferred to Buyer pursuant to Section 6.12 of this Agreement, together with all related tax accounting and other records for such assets, including all decommissioning studies, analyses and cost estimates;

          (m)     To the extent transferable, all Nuclear Insurance Policies with ANI, including all rights to collect premium refunds made after the Closing Date, including, but not limited to, those pursuant to the ANI nuclear industry credit rating plan (other than refunds that relate to premiums paid for time periods prior to the Closing Date);

          (n)     Subject to the receipt of approval from the Wireless Bureau of the Federal Communications Commission, certain radio licenses set forth on Schedule 2.1(n);

          (o)     Subject to Buyer's written commitment to satisfy its indemnification obligations under Section 8.1(a), the right to proceeds from insurance policies for coverage of Assumed Liabilities and Obligations;

          (p)     Subject to Buyer's written commitment to satisfy its indemnification obligations under Section 8.1(a), the rights of Seller in and to any causes of action, claims and defenses against third parties (including indemnification and contribution) relating to any Assumed Liabilities and Obligations, including, but not limited to, all rights of Seller in and to any cause of action or claim pending or hereafter initiated with respect to damages incurred prior to, on or after the Closing Date relating to the DOE Litigation; provided that the prosecution of any cause of action or claim related to the DOE Litigation shall be conducted as specified in Section 6.13 and any recovery of damages, costs, attorneys' fees, interest and penalties, or any other expenses awarded shall be shared between Seller and Buyer in accordance with Section 6.13;

          (q)     The Transferred Employee Records, subject to the right of Seller to retain copies of such records for its reasonable and lawful use and subject to the obligation of Buyer to preserve such records and make such records available to Seller as reasonably necessary for Seller's reasonable and lawful purposes following the Closing Date as provided in Section 6.2(c);

          (r)     Any rights of Seller with respect to prior assessments of licensees of operating nuclear power plants to support disposal facility development activities by the NYDEC, and the former Commission for Siting Low-Level Radioactive Waste Disposal Facilities, which ceased operation in August 1995;

          (s)     All assignable right, title and interest of the Seller to the NRC License;

          (t)     All rights of the Seller in property, assets, leases and agreements used or usable in providing emergency warning or associated with emergency preparedness as set forth on Schedule 2.1(t);

          (u)     All Emission Reduction Credits or emission allowances that relate to the operation of the Facilities prior to, on or after the Closing Date; and

          (v)     The assets required to be transferred from the RG&E Defined Benefit Plan to the Replacement Defined Benefit Plan or paid from Seller to Buyer as set forth in Section 6.10(h).

          Section 2.2     Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to the following specific assets which are associated with the Purchased Assets, but which are hereby specifically excluded from the sale and the definition of Purchased Assets herein (the "Excluded Assets"):

          (a)     Except as expressly identified in Schedule 4.13(b) or the Interconnection Agreement or the Easement Agreement, the electrical transmission or distribution facilities (as opposed to generation facilities) of Seller or any of its Affiliates, as well as all permits, contracts and warranties, to the extent they relate to such transmission and distribution assets (collectively, the "Transmission Assets"), and those assets and facilities identified on Schedule 2.2(a);

          (b)     Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities (including, without limitation, Seller's member account balances with NEIL), except such assets comprising the portion of the Decommissioning Funds which is required to be transferred to the Buyer pursuant to Section 6.12 hereof and except such assets required to be transferred from the RG&E Defined Benefit Plan to the Replacement Defined Benefit Plan or paid from Seller to Buyer as set forth in Section 6.10(h);

          (c)     All rights to collect premium refunds and distributions made after the Closing Date under Nuclear Insurance Policies to the extent that such refunds and distributions relate to premiums paid prior to the Closing Date;

          (d)     All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other tax receivables, except to the extent such assets are included in the portion of the Decommissioning Funds transferred to Buyer pursuant to Section 6.12 hereof and except such assets required to be transferred from the RG&E Defined Benefit Plan to the Replacement Defined Benefit Plan or paid from Seller to Buyer as set forth in Section 6.10(h);

          (e)     The rights of Seller and its Affiliates to the names "Rochester Gas and Electric Corporation" and "RG&E" or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof;

          (f)     All tariffs, agreements and arrangements to which Seller is a party for the purchase or sale of electric capacity and/or energy or for the purchase or sale of transmission or ancillary services;

          (g)     Other than those contemplated by Section 2.1(p), the rights of Seller in and to any causes of action, claims and defenses against third parties (including indemnification and contribution) arising out of or relating to (A) any Real Property or personal property, Permits, Taxes, Real Property Agreements, Seller's Agreements, Fuel Contracts or the Non-material Contracts, if any, including any claims for refunds (including refunds of previously paid Department of Energy Decommissioning and Decontamination Fees), prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Purchased Assets (including, without limitation, the Facilities and the Site) and relating to any period prior to the Closing Date, (B) the Excluded Assets, or (C) the Excluded Liabilities;

          (h)     All personnel records of Seller and Affiliates, except the Transferred Employee Records;

          (i)     Any and all of Seller's rights in any contract representing an intercompany transaction between Seller and an Affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

          (j)     To the extent not otherwise provided for in this Section 2.2, any refund or credit (i) related to income, real or personal property, excise, sales or use Taxes paid by Seller with respect to periods (or portions thereof) prior to the Closing Date in respect of the Purchased Assets, whether such refund is received as a payment or as a credit against future income, real or personal property, excise, sales or use Taxes payable, or (ii) arising under any agreement which is part of the Purchased Assets and relating to a period prior to the Closing Date;

          (k)     Any cause of action or claim for damages or other rights that relate to the One-Time DOE Pre-1983 Fee; and

          (l)     All rights of Seller under those contracts, agreements, purchase orders and personal property leases set forth in Schedule 2.2(l).

          Section 2.3     Assumed Liabilities and Obligations.  On the Closing Date, Buyer shall deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to discharge when due, all of the following Liabilities of Seller (collectively, "Assumed Liabilities and Obligations"):

          (a)     All Liabilities of Seller arising on or after the Closing Date with respect to the ownership, operation or maintenance of the Purchased Assets, and all Liabilities of Seller arising on or after the Closing Date under Seller's Agreements, the Standard Spent Fuel Disposal Contract, Fuel Contracts, the Real Property Agreements, the Non-material Contracts and the Transferable Permits in accordance with the terms thereof, including, without limitation, (i) the contracts, licenses, agreements and personal property leases entered into by Seller with respect to the Purchased Assets or under Seller's Agreements or the Fuel Contracts or the Non-material Contracts and disclosed on the relevant schedule and (ii) the contracts, licenses, agreements and personal property leases entered into by Seller with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement, except in each case to the extent such Liabilities, but for a breach or default by Seller or a related waiver or extension, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice or the passage of time would constitute a default by Seller

          (b)     All Liabilities or obligations with respect to the Transferred Employees relating to personal injury, discrimination, wrongful discharge, unfair labor practice, or constructive termination of any individual, or similar claim or cause of action attributable to any actions or inactions on or after the Closing Date;

          (c)     All Liabilities (except for Excluded Liabilities) of Seller under or related to Environmental Laws, whether past, current or future, or the common law, with respect to the Site; provided however, that Buyer does not assume any Liability for the off-Site disposal or Release of Hazardous Substances or the arrangement for such activities prior to the Closing Date, as provided in Section 2.4(f) hereof, except that for the purposes of Section 2.3 and 2.4 "off-Site" does not include any location adjoining the Site to which Hazardous Substances Released at the Site have migrated;

          (d)     All Liabilities of Seller associated with or arising from the Purchased Assets in respect of Taxes for which Buyer is liable pursuant to Sections 3.5 or 6.8(a) hereof;

          (e)     All Liabilities with respect to Transferred Employees for which Buyer is responsible pursuant to Section 6.10. Moreover, for employees of the Seller who become Transferred Employees as of the Closing Date or who are listed on Schedule 4.11 (as updated as of the Closing Date to include former employees of the Seller whose work assignments principally involved the operation of any of the Purchased Assets and whose employment has been terminated by Seller between the date hereof and the Closing Date) to the extent required by a court of competent jurisdiction, administrative agency or arbitrator, Buyer shall implement any prospective changes (as opposed to compensatory costs, damages or other Liabilities relating to any periods prior to the Closing) in the terms of the employment of any such employee whose position no longer exists at Seller, whose position exists at Buyer and who is subsequently ordered to be reinstated following the resolution of any claims or causes of action, irrespective of when such claim or cause of action is filed or threatened;

          (f)     With respect to the Purchased Assets, any Tax that may be imposed by any federal, state or local government on the ownership, sale, operation or use of the Purchased Assets on or after the Closing Date or that relates to or arises from the Purchased Assets with respect to taxable periods (or portions thereof) beginning on or after the Closing Date (except for any Income Taxes attributable to income actually received by Seller);

          (g)     All Liabilities of Seller to Decommission the Facilities and the Site;

          (h)     All Liabilities of Seller associated with (i) the Nuclear Fuel consumed, or to be consumed, at Ginna from and after the Closing Date and (ii) the management, storage, removal, transportation and disposal on and after the Closing Date of all Nuclear Materials of Ginna ; provided, however, that Buyer does not assume any Liability for the off-Site disposal of Low Level Waste prior to the Closing Date as required pursuant to Laws in effect as of the Closing Date;

          (i)     All obligations arising on or after the Closing Date to pay to ANI any additional premiums due to audit assessments for assessments performed on or after the Closing Date;

          (j)     All Liabilities arising under or relating to Nuclear Laws or relating to any claim in respect of Nuclear Fuel or Nuclear Materials arising out of the ownership or operation of the Purchased Assets on or after the Closing Date, including any and all Liabilities to third parties (including employees) for personal injury, property damage or tort, or similar causes of action arising out of the ownership or operation of the Purchased Assets on or after the Closing Date, including Liabilities arising out of or resulting from a "nuclear incident" or "precautionary evacuation" (as such terms are defined in the Atomic Energy Act) at the Site, or any other licensed nuclear reactor site in the United States, or in the course of the transportation of radioactive materials to or from the Site or any other site on or after the Closing Date, including, without limitation, Liability for any deferred premiums assessed in connection with such a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act, 10 C.F.R. Part 140, and 10 C.F.R. Section 50.54(w);

          (k)     Any Liability for any Price-Anderson Act secondary financial protection retrospective premium obligations for (i) nuclear worker Liability attributable to employment on or after the Closing Date or (ii) any third-party Liability arising out of any nuclear incident on or after the Closing Date;

          (l)     Except as otherwise expressly provided herein, Liabilities of Buyer to the extent arising from the execution, delivery or performance of this Agreement and the transactions contemplated hereby; and

          (m)     All other Liabilities expressly allocated to or assumed by Buyer in this Agreement.

          Section 2.4     Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to impose on Buyer, and Buyer shall not assume or be obligated to pay, perform or otherwise discharge, the following Liabilities (the "Excluded Liabilities"), with all of such Excluded Liabilities remaining as obligations of Seller:

          (a)     Any Liabilities of Seller in respect of any Excluded Assets or other assets of Seller which are not Purchased Assets;

          (b)     Any Liabilities in respect of Taxes attributable to the ownership, operation or use of the Purchased Assets for taxable periods, or portions thereof, ending before the Closing Date, except for Taxes for which Buyer is liable pursuant to Sections 3.5 or 6.8(a) hereof;

          (c)     Any Liabilities of Seller arising under any of Seller's Agreements, Fuel Contracts, Real Property Agreements, Transferable Permits or any of the Non-material Contracts prior to the Closing Date;

          (d)     Any monetary fines or penalties (including investigatory or similar costs) imposed by a Governmental Authority with respect to the Purchased Assets resulting from (i) an investigation, proceeding, request for information or inspection before or by a Governmental Authority that commenced prior to the Closing Date, or (ii) criminal acts, willful misconduct or gross negligence of Seller;

          (e)     Subject to Section 3.5, any payment obligations of Seller for goods delivered or services rendered prior to the Closing Date, including, but not limited to, rental or lease payments due and owing prior to the Closing Date pursuant to the Real Property Agreements and any leases relating to Tangible Personal Property;

          (f)     Any Liability under or related to Environmental Laws or the common law (whether or not arising or made manifest before the Closing Date or on or after the Closing Date), arising as a result of, in connection with or allegedly caused by the disposal, storage, transportation, discharge, Release, or recycling of Hazardous Substances off-Site, or the arrangement for such activities, in connection with the ownership or operation of the Purchased Assets prior to the Closing Date except that for the purpose of Sections 2.3 and 2.4, "off-Site" does not include any location adjoining the Site to which Hazardous Substances disposed of or Released at the Site have migrated;

          (g)     Third party Liability for any claims arising as a result of or in connection with loss of life or injury to persons or damages to property prior to the Closing Date (whether or not such loss or injury was made manifest on or after the Closing Date) caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets prior to the Closing Date; provided Seller will not have any Liability to third parties for any claims arising as a result of or in connection with loss of life or injury to persons or damages to property caused (or allegedly caused) by the Release by Buyer of Hazardous Substances at, on, in, or under, the Purchased Assets on or after the Closing Date;

          (h)     All Liabilities arising under or relating to Nuclear Laws or relating to any claim in respect of Nuclear Fuel or Nuclear Materials arising out of the ownership or operation of the Purchased Assets prior to the Closing Date (except for Liabilities associated with the management, storage, removal, transportation and disposal of Nuclear Fuel and Nuclear Material), including any and all Liabilities to third parties (including employees) for personal injury, property damage or tort, or similar causes of action arising out of the ownership or operation of the Purchased Assets prior to the Closing Date, including Liabilities arising out of or resulting from a "nuclear incident" or "precautionary evacuation" (as such terms are defined in the Atomic Energy Act) at the Site, or any other licensed nuclear reactor site in the United States, or in the course of the transportation of radioactive materials to or from the Site or any other site prior to the Closing Date, including, without limitation, Liability for any deferred premiums assessed in connection with such a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act, 10 C.F.R. Part 140, and 10 C.F.R. Section 50.54(w);

          (i)     Any Liabilities relating to Seller's operations on, or usage of, the Easements, including, without limitation, Liabilities arising as a result of or in connection with (1) any violation or alleged violation of Environmental Law and (2) loss of life, injury to persons or property or damage to natural resources, but only to the extent caused by Seller;

          (j)     Subject to Section 6.10(h) and 6.10(o), any Liabilities relating to any Benefit Plan, any employee benefit plan as defined in Section 3(3) of ERISA, or any other plan, program, arrangement or policy established or maintained in whole or in part by Seller or by any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which Seller or any ERISA Affiliate contributes or contributed, including any multiemployer plan contributed to by Seller or any ERISA Affiliate or to which Seller or any ERISA Affiliate is or was obligated to contribute (the "Plans"), including, but not limited to any such Liability (i) for the termination or discontinuance of, or the Seller's or an ERISA Affiliate's withdrawal from, any such Plan, (ii) relating to benefits payable under any Plans, (iii) relating to the PBGC under Title IV of ERISA, (iv) relating to a multi-employer plan, (v) with respect to noncompliance with the notice requirements of COBRA, (vi) with respect to any noncompliance with ERISA or any other applicable Laws, and (vii) with respect to any suit, proceeding or claim which is brought against Buyer, any Plan or any fiduciary or former fiduciary of, any of the Plans;

          (k)     Any Liabilities relating to the failure to hire, the employment or services or termination of employment or services of any individual, including wages, compensation, benefits, affirmative action, personal injury, discrimination, harassment, retaliation, constructive termination, wrongful discharge, unfair labor practices, or constructive termination by the Seller of any individual, or any similar or related claim or cause of action attributable to any actions or inactions by Seller prior to the Closing Date with respect to the Purchased Assets, the Transferred Employees, independent contractors, applicants, and any other individuals who are determined by a court or by a Governmental Authority to have been applicants or employees of the Seller or any of its Affiliates (including, but not limited to, any Liability related to the matter disclosed on Schedule 4.11), or that are filed with or pending before any court, administrative agency or arbitrator prior to the Closing Date, including, but not limited to, the claim set forth on Schedule 4.11, provided Seller will not have any Liability for similar actions or inactions by Buyer or any successor thereto on or after the Closing Date;

          (l)     All Spent Nuclear Fuel Fees and any other fees associated with electricity generated at Ginna and sold on or prior to the Closing Date, including, but not limited to, the obligation to the Department of Energy under the Standard Spent Fuel Disposal Contract to make the deferred payment of the One-Time DOE Pre-1983 Fee;

          (m)     All Liabilities for Department of Energy Decommissioning and Decontamination Fees;

          (n)     Any Encumbrances on the Purchased Assets, except for Permitted Encumbrances and except as consented to by Buyer in accordance with Section 6.1;

          (o)     Except as otherwise expressly provided herein, Liabilities of Seller to the extent arising from the execution, delivery or performance of this Agreement and the transactions contemplated hereby; and

          (p)     Any other Liabilities expressly allocated to or assumed by Seller in this Agreement.

          Section 2.5     Control of Litigation.    (a)    The Parties agree and acknowledge that, subject to the provisions of Article 8 and Section 6.13, Seller shall pay for and be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or other activities arising out of or related to any Excluded Liabilities and Buyer agrees to reasonably cooperate, at Seller's expense, with Seller in connection therewith.

          (b)      The Parties agree and acknowledge that, subject to the provisions of Article 8 and Section 6.13, Buyer shall pay for and be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or other activities arising out of or related to any Assumed Liabilities and Obligations, and Seller agrees to reasonably cooperate, at Buyer's expense, with Buyer in connection therewith.

ARTICLE 3

THE CLOSING

          Section 3.1     Closing.  Upon the terms and subject to the satisfaction of the conditions contained in Article 7 of this Agreement, the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Buyer, the payment of the Purchase Price to Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the "Closing"), to be held at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York 10019, at 10:00 a.m. local time, or another mutually acceptable time and location, on the date that is twenty (20) Business Days following the date on which the last of the conditions precedent to Closing set forth in Article 7 of this Agreement have been either satisfied or waived by the Party for whose benefit such conditions precedent exist, but in any event not after the Termination Date, unless the Parties mutually agree on another date; provided that, in setting the Closing Date, the matters contemplated by Section 7.1 (g), (h), (i), (j), (l), (m), (n), (p) and (q) and Section 7.2 (g), (h), (i), (j) and (k), shall be assumed to have been satisfied; provided, however, that the actual satisfaction of such provisions shall in all cases be considered to be a condition to Closing. The date of Closing is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date.

          Section 3.2     Payment of Purchase Price.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, Buyer will pay or cause to be paid to Seller at the Closing in consideration of the Purchased Assets the sum of Four Hundred and Twenty-Two Million, Six Hundred Thousand Dollars ($422,600,000) ("Purchase Price") plus or minus any adjustments to such Purchase Price pursuant to the provisions of Section 3.3 below, by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by Seller and Buyer.

          Section 3.3     Adjustment to Purchase Price.

          (a)      Subject to Section 3.3(b) and 3.3(c), at the Closing, the Purchase Price shall be adjusted, without duplication, to account for the items set forth in this Section 3.3(a):

               (i)     The Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section 3.5.

               (ii)     The Purchase Price shall be (A) increased if and to the extent that the net book value of that portion of Nuclear Fuel which consists of all nuclear fuel assemblies in the Facilities reactor on the Closing Date and any irradiated fuel assemblies that have been temporarily removed from the Facilities reactor as of the Closing Date and are capable of reinsertion without modification or additional cost is greater than $21,600,000, and (B) decreased if and to the extent the net book value of that portion of Nuclear Fuel which consists of all nuclear fuel assemblies in the Facilities reactor on the Closing Date and any irradiated fuel assemblies that have been temporarily removed from the Facilities reactor as of the Closing Date and are capable of reinsertion without modification or additional cost, is less than $21,600,000 (all calculations are to be consistent with Seller's past practices).

               (iii)     The Purchase Price shall be (A) increased if and to the extent that the gross book value of the Inventory of Major Spare Parts and the Seller's interest in the Inventory subject to the PIMS Agreement on the Closing Date is greater than $14,000,000, and (B) decreased if and to the extent the gross book value of the Inventory of Major Spare Parts and the Seller's interest in the Inventory subject to the PIMS Agreement on the Closing Date is less than $14,000,000 (all calculations are to be consistent with Seller's past practices).

               (iv)     The Purchase Price shall be increased by the amount expended by Seller between the date hereof and the Closing Date for capital additions to or replacements of property, plant and equipment included in the Purchased Assets and other expenditures or repairs on property, plant and equipment included in the Purchased Assets that are capitalized by Seller in accordance with its normal accounting policies, provided, that, such expenditures either (1) are described in the Capital Budget, or (2) are necessary to comply with changes in applicable Laws effected after the date of this Agreement, or (3) have been specifically requested or approved by Buyer in writing, or (4) are made in accordance with Good Utility Practices and exceed $3,000,000 in the aggregate (the "Capital Expenditures"). Nothing in this paragraph should be construed to limit Seller's rights and obligations to make all capital expenditures necessary to comply with the NRC License, the NRC Commitments and other Permits.

               (v)     The Purchase Price shall be adjusted as set forth in Sections 6.10(h) and (k) and Section 6.21(c).

               (vi)     If the cost to dispose of the Low Level Waste at the Facilities as of the Closing Date is greater than $250,000, based on the disposal criteria set forth in Schedule 3.3(a)(vi), the Purchase Price shall be adjusted downward by every dollar that the cost of such Low Level Waste disposal is greater than $250,000. Conversely, if the cost to dispose of the Low Level Waste at the Facilities as of the Closing Date is less than $250,000, the Purchase Price shall be adjusted upward by every dollar that the cost of such Low Level Waste disposal is less than $250,000.

               (vii)     The Purchase Price shall be increased for every dollar paid by Seller to a third party for uranium conversion, enrichment or fabrication in connection with Ginna Reload Cycle 32 and/or fuel and fuel design costs required for the Uprate referred to in Section 6.20, including but not limited to, payments made by Seller to third parties with respect to all unirradiated fuel assemblies awaiting insertion into the Facility reactor, as well as all nuclear fuel constituents in any stage of the fuel cycle that are in process of production, conversion, enrichment or fabrication for use in the Facility.

               (viii)     The Purchase Price shall be adjusted as provided in Schedule 3.3(a)(viii) in the event that the Closing occurs on a date before or after June 30, 2004; provided, however that no such adjustment shall be made, in the event that the Closing occurs after June 30, 2004 as a result of either (i) the failure of Buyer to satisfy its performance obligations under this Agreement or (ii) the failure to receive regulatory approval from the NRC for the transfer of the NRC License to Buyer by June 30, 2004 where there remain unresolved issues in the application related to NRC approval of Buyer's foreign ownership, control or domination, if applicable.

          (b)      No less than ten (10) Business Days prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer an estimated closing statement (the "Estimated Closing Statement") that shall set forth Seller's best estimate of all estimated adjustments to the Purchase Price required by Section 3.3(a) (the "Estimated Adjustment"). Within ten (l0) days after the delivery of the Estimated Closing Statement by Seller to Buyer, Buyer may object in good faith to the Estimated Adjustment in writing. If Buyer objects to the Estimated Adjustment, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so prior to the Closing Date (or if Buyer does not object to the Estimated Adjustment), the Purchase Price shall be adjusted (the "Closing Adjustment") for the Closing by the amount of the Estimated Adjustment not in dispute. The disputed portion shall be resolved in accordance with the provisions of Section 3.3(c) and paid as part of any Post-Closing Adjustment to the extent required by Section 3.3(c).

          (c)     Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a final closing statement (the "Post-Closing Statement") that shall set forth all adjustments to the Purchase Price required by Section 3.3(a) (the "Proposed Post-Closing Adjustment") and all work papers detailing such adjustments. The Post-Closing Statement shall be prepared using the same accounting principles, policies and methods as Seller has historically used in connection with the calculation of the items reflected on such Post-Closing Statement. Within thirty (30) days after the delivery of the Post-Closing Statement by Seller to Buyer, Buyer may object to the Proposed Post-Closing Adjustment in writing. Seller agrees to cooperate with Buyer to provide Buyer with the information used to prepare the Post-Closing Statement and information relating thereto. If Buyer objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty (30) days after any objection by Buyer, the Parties shall appoint the Independent Accounting Firm, which shall, at Seller's and Buyer's joint expense, review the Proposed Post-Closing Adjustment and determine the appropriate adjustment to the Purchase Price, if any, within thirty (30) days after such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such Independent Accounting Firm shall be binding on the Parties hereto. Upon determination of the appropriate adjustment (the "Post-Closing Adjustment") by agreement of the Parties or by binding determination of the Independent Accounting Firm, the Party owing the difference shall deliver such amount to the other Party no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.

          Section 3.4     Allocation of Purchase Price.

          (a)      At least twenty (20) Business Days prior to the Closing Date, Buyer shall determine, with the assistance of an independent engineer or appraiser, and provide to Seller an estimated allocation among the Purchased Assets of the sum of the Purchase Price and the Assumed Liabilities and Obligations that is consistent with the allocation methodology provided by Section 1060 and 338 of the Code and the regulations promulgated thereunder (the "Estimated Allocation"). The Estimated Allocation shall be subject to the approval of the Seller, which approval shall not be unreasonably withheld. The Estimated Allocation will be used for transfer tax, bulk sale filings and for all other Closing document purposes.

          (b)      Within ninety (90) days after the Closing Date, the Buyer shall determine, with the assistance of an independent engineer or appraiser, and provide to Seller the allocation among the Purchased Assets of the sum of the Purchase Price (including any adjustments thereto) and the Assumed Liabilities and Obligations (together with any other relevant items) that is consistent with the allocation methodology provided by Section 1060 and 338 of the Code and the regulations promulgated thereunder (the "Allocation"). The Allocation shall be subject to the approval of the Seller, which approval shall not be unreasonably withheld.

          (c)      Except to the extent required to comply with audit determinations of any tax authority with jurisdiction over a Party, Buyer and Seller shall report the transactions contemplated by this Agreement for all required federal income Tax and all other Tax purposes in a manner consistent with the Allocation. Buyer and Seller shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with the Allocation without the consent of the other Party. To the extent such filings are required, Buyer and Seller agree to file Internal Revenue Service Form 8594 (Asset Acquisition Statement Under Section 1060), and all federal, state, local and foreign Tax Returns, in accordance with the Allocation. Subsequent to the preparation of the Allocation as provided in Sections 3.4(a) and (b), Buyer and Seller agree to provide the other with any information required to complete Form 8594 within ten (10) days of the request for such information. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the allocation of the Purchase Price pursuant to this Section 3.4. Buyer and Seller shall treat the transaction contemplated by this Agreement as the acquisition by Buyer of a trade or business for United States federal income Tax purposes and agree that no portion of the consideration shall be treated in whole or in part as the payment for services or future services.

          Section 3.5     Prorations.

          (a)      Buyer and Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the business and operation of the Purchased Assets shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Buyer liable to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

               (i)     Personal property, real estate, occupancy and water Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Purchased Assets;

               (ii)     Any prepaid expenses (including security deposits) relating to the Purchased Assets;

               (iii)     Rent, Taxes and all other items (including prepaid services or goods not included in Inventory) payable by or to Seller under any of Seller's Agreements or the Non-material Contracts;

               (iv)     Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

               (v)     Sewer rents and charges for water, telephone, electricity and other utilities; and

               (vi)     Rent and Taxes and other items payable by Seller under the Real Property Agreements assigned to Buyer.

          (b)      In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available. Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days of the date that the previously unavailable actual figures become available. Prorations measured by calendar days shall be based on the number of days in a year or other appropriate period (i) before the Closing Date and (ii) including and after the Closing Date. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.5.

          Section 3.6     Deliveries by Seller.  At the Closing (or, in the case of those items contemplated by paragraph (j) below, at the Facilities on or before the Closing Date), Seller will deliver, or cause to be delivered, the following to Buyer:

          (a)     The Bill of Sale, duly executed by Seller;

          (b)     Copies of any and all governmental and other third party consents, waivers or approvals obtained by Seller with respect to the transfer of the Purchased Assets, or the consummation of the transactions contemplated by this Agreement;

          (c)     The opinions of counsel and officer's certificates of Seller contemplated by Sections 7.1(g) and (h);

          (d)     Bargain and sale deed with covenant provided for by Section 13 of the Lien Law of the State of New York, conveying the Real Property to Buyer, in substantially the form of Exhibit "E" hereto, duly executed and acknowledged by Seller in recordable form (the "Deed"), and any owner's affidavits or similar documents reasonably required by the title company;

          (e)     All Ancillary Agreements duly executed by Seller (and with respect to any Ancillary Agreement consisting of a pole attachment agreement, if necessary, by any co-owner of the pole), as applicable;

          (f)     Copies, certified by the Secretary or Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby;

          (g)     A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

          (h)     Certificate of good standing with respect to Seller, issued by the Secretary of the State of New York;

          (i)     To the extent available, Tax clearance certificates or Tax status certificates dated no more than thirty (30) days prior to the Closing for each jurisdiction identified on Schedule 4.20;

          (j)     To the extent available, originals of the Seller's Agreements, Fuel Contracts, Non-material Contracts, Real Property Agreements, Transferred Employee Records and Transferable Permits and, if not available, true and correct copies thereof, in all cases together with notices to and, if required by the terms thereof, consents by other Persons which are parties to the Seller's Agreements, Fuel Contracts, Non-material Contracts, Real Property Agreements and Transferable Permits;

          (k)     The assets of the Decommissioning Funds to be transferred pursuant to Section 6.12 shall be delivered to the Trustee of the Post-Closing Decommissioning Trust Agreement;

          (l)     All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary or desirable to transfer to Buyer the Purchased Assets, in accordance with this Agreement and where necessary or desirable in recordable form;

          (m)     The WARN Certificate;

          (n)     An ALTA-ACSM survey certified by the surveyor to Buyer and the Title Company, which survey shall have been updated to a date within thirty (30) days before the Closing and shall mention and show (if of a kind that can reasonably be expected to be shown) all title exceptions included in the then most recent title commitment provided to Seller by Buyer;

          (o)     The written consent of the Office of General Services of the State of New York to the assignment by Seller to Buyer of the Cooling Tunnel Easement which consent shall be in recordable form, and shall not materially alter the terms of said Cooling Tunnel Easement to Buyer's detriment;

          (p)     A letter executed by Geomatrix reasonably satisfactory in form and substance to Buyer allowing Buyer to rely on the Phase I and Phase II report as to the Site, the Phase I report as to the Station 13A Parcel (as defined in the Easement Agreement), and the other environmental assessments (and all amendments thereto) issued by Geomatrix on or after January 1, 2003 with respect to the Site; and

          (q)     Such other agreements, consents, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or the Ancillary Agreements or otherwise reasonably required in connection herewith.

          Section 3.7     Deliveries by Buyer.  At the Closing, Buyer will deliver, or cause to be delivered, the following to Seller:

          (a)     The Purchase Price, payable pursuant to Section 3.2, as adjusted pursuant to Section 3.3(a);

          (b)     The opinions of counsel and certificates contemplated by Section 7.2(h) and (j);

          (c)     Ancillary Agreements, duly executed by Buyer;

          (d)     Copies, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement, and all of the agreements and instruments to be executed and delivered by Buyer in connection herewith, and the consummation of the transactions contemplated hereby;

          (e)     A certificate of the Secretary or Assistant Secretary of Buyer identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement, and the other agreements contemplated hereby;

          (f)     A certificate of good standing with respect to Buyer, issued by the Secretary of the State of Maryland;

          (g)     A certificate of authority of Buyer (or its assignee of this Agreement) to do business in New York, issued by the Secretary of State of New York;

          (h)     All such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to assume the Assumed Liabilities and Obligations in accordance with this Agreement;

          (i)     Copies of any and all governmental and other third party consents, waivers or approvals obtained by Buyer with respect to the transfer of the Purchased Assets, or the consummation of the transactions contemplated by this Agreement;

          (j)     A copy of the Post-Closing Decommissioning Trust Agreement; and

          (k)     Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement, or otherwise reasonably required in connection herewith.

          Section 3.8     Delivery of DOE Credit Support. At the Closing, Seller will deliver or cause to be delivered, to Buyer, the DOE Credit Support (in any permitted form, as determined by Seller).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

          Section 4.1     Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. Copies of the Certificate of Incorporation and By-laws of Seller, each as amended to date, have heretofore been made available to Buyer.

          Section 4.2     Authority Relative to this Agreement.  Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and at Closing, the Ancillary Agreements will be duly and validly executed and delivered by Seller, and assuming that this Agreement and the applicable Ancillary Agreements constitute a valid and binding agreement of Buyer and subject to the receipt of Seller's Required Regulatory Approvals, this Agreement and the Ancillary Agreements constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms.

          Section 4.3     Consents and Approvals; No Violation.

          (a)     Subject to the receipt of the third-party consents set forth in Schedule 4.3(a) and the Seller's Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in the breach or violation of any provision of the Certificate or Articles of Incorporation or Bylaws of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller, or any of the Purchased Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect; or (iii) constitute violations of any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or any of its assets, which violation, individually or in the aggregate, would create a Material Adverse Effect.

          (b)     Except as set forth in Schedule 4.3(b) (the filings and approvals referred to in Schedule 4.3(b) are collectively referred to as the "Seller's Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement or the Ancillary Agreements or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, create a Material Adverse Effect, or (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or the result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged. Seller has no Knowledge of any facts or circumstances that make it reasonably likely that Seller's Required Regulatory Approvals will not be obtained.

          Section 4.4     Reports.  Since January 1, 2002, Seller has filed or caused to be filed with the SEC, the applicable state or local utility commissions or regulatory bodies, the NRC, the DOE and the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them with respect to the Purchased Assets or the ownership or operation thereof under each of the Securities Act, the Exchange Act, the applicable state public utility laws, the Federal Power Act, the Holding Company Act, the Atomic Energy Act, the Energy Reorganization Act, and the Price-Anderson Act and the respective rules and regulations thereunder, except for such filings the failure of which to make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such filings complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed, and there are no material misstatements or omissions relating to the Purchased Assets in any such report; provided, however, Seller shall not be deemed to be making any representation or warranty to Buyer hereunder concerning the financial statements of Seller or any Affiliate of Seller contained in any such reports.

          Section 4.5     Undisclosed Liabilities.  Except as set forth in Schedule 4.5, the Purchased Assets are not subject to any material Liability that has not been accrued or reserved against in Seller's financial statements as of the end of the most recent fiscal quarter for which such statements are available or disclosed in the notes thereto in accordance with generally accepted accounting principles consistently applied.

          Section 4.6     Absence of Certain Changes or Events.  Since January 1, 2003, except as set forth in Schedule 4.6 or Schedule 4.15(a)(i), there has not been: (a) any Material Adverse Effect; (b) any damage, destruction or casualty loss, whether or not covered by insurance, which, individually or in the aggregate, created a Material Adverse Effect; or (c) any agreement, commitment or transaction entered into by Seller that is material to the ownership or operation of the Purchased Assets, taken as a whole, and remains in full force and effect on the date hereof.

          Section 4.7     Title and Related Matters.  Except as set forth in Schedule 4.7, Seller holds title, insurable at regular rates by a nationally recognized title insurance company, to the Real Property to be conveyed by it hereunder free and clear of all Encumbrances, other than the Permitted Encumbrances; provided, however, that Seller makes no representation or warranty with respect to title to groundwater. To the Knowledge of Seller, there are no public or private special assessments threatened against the Purchased Assets. The Real Property, the Cooling Tunnel Easement, and the real property interests to be transferred to Buyer by the Easements constitute all of the real property interests necessary to operate the Facilities as currently operated. Seller has good and valid title to the Purchased Assets not constituting Real Property free and clear of all Encumbrances, except Permitted Encumbrances.

          Section 4.8     Real Property Agreements.  Schedule 4.8 lists, as of the date of this Agreement, all real property leases, easements, licenses and other rights in real property including all material amendments thereto (exclusive of non-current term extensions) (collectively, the "Real Property Agreements") to which Seller is a party (directly or as a successor or assignee) and which affect all or any part of any Real Property and (i) provide for annual payments of more than $50,000 or (ii) are material to the ownership or operation of the Purchased Assets. Except as set forth in Schedule 4.8, all such Real Property Agreements are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by Seller or any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by Seller or any other party thereunder. Except as otherwise set forth in Schedule 4.8, all such Real Property Agreements shall be transferred and assigned by Seller to Buyer on the Closing Date.

          Section 4.9     Insurance.  Except as set forth in Schedule 4.9, all material policies of property damage, fire, liability, nuclear property damage, worker's compensation and other forms of insurance owned or held by Seller or its Affiliates and insuring the Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to the Price Anderson secondary protection plan or NEIL policies), and no written notice of cancellation, non-renewal or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 4.9, as of the date of this Agreement, to the Knowledge of Seller, Seller has not been refused any insurance with respect to the Purchased Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance on or after September 11, 2001, and all required notices have been sent to insurers to preserve all material claims under the aforementioned insurance policies.

          Section 4.10     Environmental Matters.  With respect to the Purchased Assets and the ownership or operation thereof by Seller, except as disclosed in Schedule 4.10:

          (a)     Seller has obtained and holds all material Environmental Permits used in or necessary for the ownership and operation of the Facilities and the Purchased Assets as conducted prior to the Closing Date;

          (b)     Seller is in compliance in all material respects with all terms, conditions and provisions of, and has not received within the past five (5) years any written notice from any Governmental Authority that it is not or has not been in compliance with (i) all applicable Environmental Laws and (ii) all material Environmental Permits except, in each case, with respect to violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

          (c)     There are no Environmental Claims pending against Seller or, to the Knowledge of Seller, threatened, with respect to the Purchased Assets and Seller does not have Knowledge of any facts or circumstances which are reasonably likely to form the basis for any material Environmental Claim against Seller with respect to the Purchased Assets;

          (d)     No Releases of Hazardous Substances have occurred at, from, on, or under the Site, and no Hazardous Substances are present on or migrating from the Site, that are reasonably likely to give rise to a material Environmental Claim against Seller or require any Remediation, except for such Releases that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect

          (e)     Neither the Site nor any portion thereof is a current or, to the Knowledge of Seller, proposed Environmental Clean-up Site and Seller has not, to its Knowledge, transported or arranged for treatment, storage, handling, disposal or transportation of any Hazardous Substances from the Site to any location which is an Environmental Clean-up Site;

          (f)     There are no Encumbrances arising under or pursuant to any Environmental Law with respect to the Purchased Assets and, to the Knowledge of Seller, there are no facts, circumstances, or conditions that are reasonably likely to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of the Purchased Assets, except those facts, circumstances or conditions relating to the status of the Purchased Assets as a nuclear facility;

          (g)     There are no (i) underground storage tanks, active or abandoned, or (ii) polychlorinated-biphenyl-containing equipment;

          (h)     There have been no environmental audits or assessments with respect to the Purchased Assets conducted in the last five (5) years by, on behalf of, or which are in the possession of Seller or its Affiliates which have not been made available to Buyer prior to execution of this Agreement; and

          (i)     There have been no claims by Seller against comprehensive general liability or excess insurance carriers for any Loss resulting from, relating to or arising from Environmental Claims with respect to the Purchased Assets.

          The representations and warranties made by Seller in this Section 4.10 are the exclusive representations and warranties made to Buyer relating to environmental matters.

          Section 4.11     Labor Matters  As of the date hereof, there is no current collective bargaining agreement which relates to the Ginna Employees. Each Ginna Employee and each other individual that provides services at the Facilities or otherwise in support of the Purchased Assets ("Other Plant Personnel") is performing, and is qualified, licensed, certified or trained, in accordance with applicable government requirements or standards to perform the duties and responsibilities of their current job assignment, and each has the appropriate nuclear power plant access authorizations, where required. For all purposes, including but not limited to the payment of Taxes and coverage under any Benefit Plan, any individual who performs services with respect to the Facilities or the Purchased Assets has been and is currently properly classified by Seller under applicable Laws as either a Ginna Employee or an independent contractor, as the case may be. Except as described in Schedule 4.11: (i) except for such matters as will not, individually or in the aggregate, create a Material Adverse Effect, Seller is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment (including, without limitation, Benefit Plans) and wages (including, without limitation, Laws pertaining to non-discrimination in compensation) and hours relating to the Ginna Employees have been complied with in all material respects; (ii) as of the date hereof, no notice, written or to the Knowledge of Seller, otherwise, has been received from any Governmental Authority of any unfair labor practice charge or complaint against Seller or any Affiliate thereof pending or, to Seller's Knowledge, threatened, before the National Labor Relations Board or any other Governmental Authority or entity with respect to Ginna Employees; (iii) as of the date hereof, there are no written complaints of discrimination or retaliation pending, or to Seller's Knowledge, threatened, with the U.S. Equal Employment Opportunity Commission or state or local counterpart, the U.S. Department of Labor (including the Office of Federal Contract Compliance Programs), the NRC or any other Governmental Authority or entity related to services performed by Ginna Employees or, to the Knowledge of Seller, Other Plant Personnel; (iv) as of the date hereof, there is no noticed or, to the Knowledge of Seller, threatened or pending audit by the Office of Federal Contract Compliance Programs of the affirmative action plans which would pertain to the Facilities or the Purchased Assets and the Ginna Employees; (v) as of the date hereof, neither Seller nor any Affiliate thereof has any Knowledge of any claim of representation by a third party, organizing drive by a third party seeking to represent all or any portion of the Ginna Employees, or representation petition concerning the workforce at the Purchased Assets; and (vi) as of the date hereof, Seller has not received any written notice or, to Knowledge of the Seller, non-written notice, that any complaint has been filed with or is pending before the United States Department of Labor with regard to wages or compensation offered, paid or otherwise due and owing to any Ginna Employee.

          Section 4.12     ERISA; Benefit Plans.

          (a)     Schedule 4.12(a) lists each employee benefit plan, including each employee benefit plan as defined in Section 3(3) of ERISA, and each other plan, contract, agreement, arrangement or policy, whether written or oral, qualified or non-qualified, providing for (i) compensation, severance benefits, bonuses, profit-sharing or other forms of incentive compensation; (ii) vacation, holiday, sickness or other time-off; (iii) health, medical, dental, disability, life, accidental death and dismemberment, employee assistance, educational assistance, relocation or fringe benefits or perquisites, including post-employment benefits; and (iv) deferred compensation, defined benefit or defined contribution, retirement or pension benefits, or equity grants that covers any Ginna Employee, or that is maintained, administered or with respect to which contributions are made by Seller or an ERISA Affiliate in respect of Ginna Employees ("Benefit Plans"). True, correct, and complete copies of all such Benefit Plans, including all amendments thereto and other information regarding benefit changes that have been previously communicated, have been made available to Buyer, and the Benefit Plans are being administered in accordance with such documents. To Seller's Knowledge, there have been no communications to Ginna Employees concerning any increase to the cap on the employer's shares of the cost for RG&E Retiree Coverages. Contractors and Other Plant Personnel for whom the Seller or any ERISA Affiliate does not furnish a Form W-2 for such services do not participate in or otherwise benefit from any of the Benefit Plans.

          (b)     Except as set forth in Schedule 4.12(b), Seller and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code with respect to each Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and to which Section 302 of ERISA applies. To Seller's Knowledge, except as set forth in Schedule 4.12(b), neither Seller nor any ERISA Affiliate has incurred any Liability under Sections 4062(b), 4063 or 4064 of ERISA to the PBGC in connection with any Benefit Plan that is subject to Title IV of ERISA, nor any withdrawal Liability to any multi-employer pension plan under Section 4201 et. seq. of ERISA or to any multi-employer welfare benefit plan. Each Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification under all applicable Laws including GUST (and if no favorable determination letter has yet been issued, such Benefit Plan was timely submitted), has timely adopted the requisite amendments under the Economic Growth and Tax Relief Reconciliation Act of 2001; and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of IRS qualification; and the most recent IRS determination letters have been furnished by Seller to Buyer. To Knowledge of Seller, there is no reportable event (as described in Section 4043 of ERISA) with respect to any Benefit Plan that is required to be reported to the PBGC and no prohibited transaction (as described in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Benefit Plan, except as set forth in Schedule 4.12(b). With respect to each Benefit Plan from which Buyer will receive assets in a transaction under Section 414(l) of the Code, receive assets in a trustee-to-trustee transfer or participant rollover under Section 401(a)(31) of the Code: (i) such Benefit Plan has been maintained in material compliance with all applicable Laws, including ERISA, the Code, and the Securities Act and the Exchange Act; (ii) such Benefit Plan may be amended, terminated, or otherwise modified by the sponsoring employer to the greatest extent permitted by applicable Laws (including, without limitation, elimination of future accruals under any such Benefit Plan), and, to Knowledge of Seller, no employee communication or provision in any document governing such Benefit Plan has failed to reserve effectively the right of the sponsoring employer (including, after its assumption of such Benefit Plan, Buyer) to terminate, or make any amendment or modification to such Benefit Plan; (iii) Seller has not made any commitment to establish any new Benefit Plan, to modify any Benefit Plan (except as required under applicable Laws), nor has any intention to do so been communicated to any Ginna Employees; (iv) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Seller, threatened; (v) no facts or circumstances exist that could give rise to any actions, suits or claims; (vi) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other Governmental Authority are pending, in progress or, to the Knowledge of the Seller, threatened; (vii) as of the date hereof, Seller does not have an application pending to the IRS under the Employee Plans Compliance Resolution System; and (viii) if Seller has previously made such application and a compliance statement has been issued, Seller has signed such statement and made the applicable correction or will make the applicable correction within the requisite time period.

          (c)     Neither Seller nor any ERISA Affiliate or parent or successor corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction that may be disregarded under Section 4069 or Section 4212(c) of ERISA. No Benefit Plan or ERISA Affiliate Plan is a multi-employer plan.

          Section 4.13     Real Property; Plant and Equipment.

          (a)     Schedule 4.13(a) contains a substantially complete and accurate legal description of the part of the Real Property included in the Purchased Assets that consists of the land that comprises the Site. All Encumbrances on the Real Property (other than Permitted Encumbrances) shall be released on or before the Closing Date. Complete and correct copies of any current surveys in Seller's possession and any policies of title insurance currently in force and in the possession of Seller with respect to the Real Property have heretofore been delivered by Seller to Buyer.

          (b)     Schedule 4.13(b) contains a description of the major equipment components and personal property included in the Purchased Assets.

          (c)     Except as set forth in Schedule 4.13(c), the Purchased Assets conform in all material respects to the technical specifications included in the NRC License in accordance with the requirements of 10 C.F.R. 50.36 and the FSAR and are being operated in all material respects in conformance with all material applicable requirements under the Atomic Energy Act, the Energy Reorganization Act, and the rules, regulations, orders and licenses issued thereunder. The Purchased Assets constitute all of the real property and tangible assets necessary to operate the Facilities in substantially the same manner as they have been operated to date.

          (d)     The Business Books and Records are true, complete and correct in all material respects and have been maintained in accordance with good business practices. The business and operating budget projections provided to the Buyer were prepared in good faith based on assumptions Seller believed to be reasonable as of the date thereof and in light of the circumstances in which they were prepared.

          Section 4.14     Condemnation.  Except as set forth in Schedule 4.14, neither the whole nor any part of the Real Property, or any other real property or rights leased, licensed, used or occupied by Seller in connection with the ownership or operation of the Purchased Assets is subject to any pending suit for condemnation or other taking by any Governmental Authority, and no such condemnation or other taking has been threatened.

          Section 4.15     Certain Contracts and Arrangements.

          (a)     Except for Seller's interests in and rights under (i) those purchase orders, contracts, agreements, licenses and leases relating to the ownership, operation and maintenance of the Purchased Assets, which are listed in Schedule 4.15(a)(i) or the other schedules to this Agreement or that are made available to Buyer pursuant to the last sentence of Section 4.12(a), (ii) those contracts, agreements, commitments and understandings of Seller relating to the procurement or fabrication of Nuclear Fuel, a complete list of which is included on Schedule 4.15(a)(ii) ("Fuel Contracts"), (iii) contracts, agreements, personal property leases, commitments, understandings or instruments in which all obligations of Seller will be fully performed or terminated prior to the Closing Date, (iv) Non-material Contracts, and (v) the Ancillary Agreements, Seller is not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the ownership or operation of the Purchased Assets or provides for the sale of capacity, energy or ancillary services from any of the Purchased Assets (whether or not entered into in the ordinary course of business).

          (b)     Except as disclosed in Schedule 4.15(b), each of the agreements listed on Schedules 4.15(a)(i) and 4.15(a)(ii): (i) constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, (ii) is in full force and effect, and (iii) may be transferred or assigned to Buyer at the Closing without consent or approval of the other parties thereto, and will continue in full force and effect thereafter in accordance with its terms, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder. The Agreements listed in Schedules 4.15(a)(i) and 4.15(a)(ii) constitute the agreements that are necessary collectively to permit Seller to own, use, maintain and operate the Purchased Assets and the Facilities in accordance with Good Utility Practice and applicable Laws.

          (c)     Except as set forth in Schedule 4.l5(c), there is not, under any of the agreements listed on Schedule 4.15(a)(i) and (a)(ii), any breach, violation, default or event which, with notice or lapse of time or both, would constitute a default on the part of Seller, or to the Knowledge of Seller, on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect.

          Section 4.16     Legal Proceedings, etc.  Except as set forth in Schedule 4.16 or in any filing made by Seller or any of its Affiliates prior to the date hereof pursuant to the Securities Act, the Exchange Act or the Atomic Energy Act, there are no claims, actions, proceedings or investigations pending or to the Knowledge of Seller, threatened against or relating to Seller before any court, arbitrator, mediator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to (i) result in a Material Adverse Effect, (ii) prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or (iii) result in a material claim against Buyer for damages as a result of Seller entering into this Agreement or any of the Ancillary Agreements, or of the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 4.16 or in any filing made by Seller or any of its Affiliates prior to the date hereof pursuant to the Securities Act, the Exchange Act or the Atomic Energy Act, Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, arbitrator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          Section 4.17     Permits.

          (a)     Seller has all permits, licenses, registrations, certificates, franchises and other governmental authorizations, consents and approvals, other than with respect to permits under Environmental Laws referred to in Section 4.10 hereof or licenses issued by the NRC referred to in Section 4.18 hereof (collectively, "Permits"), used in, or necessary for the ownership and operation of, the Purchased Assets as presently conducted or as required by Law, except for such Permits the failure of which to have would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.17(a), Seller has not received any written notification which remains unresolved that it is in violation of any of such Permits, or any Law applicable to the Purchased Assets, except for notifications of violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller is in compliance with all Permits and Laws of any Governmental Authority applicable to the Purchased Assets, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (b)     Schedule 4.17(b) sets forth all material Permits and Environmental Permits other than Transferable Permits (which are set forth on Schedule 1.1(173)) applicable to the Purchased Assets.

          Section 4.18     NRC Licenses.

          (a)     Seller has all licenses, permits, and other consents and approvals applicable to Seller that are issued by the NRC and are necessary to the ownership and operation of the Purchased Assets as presently operated, pursuant to the requirements of all Nuclear Laws and all such licenses are in full force and effect. Except as set forth in Schedule 4.18(a), Seller has not received any written notification which remains unresolved that it is in violation of any of such license, or any order, rule, regulation, or decision of the NRC with respect to the Purchased Assets, except for notifications of violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller is in compliance with all Nuclear Laws and all orders, rules, regulations, or decisions of NRC applicable to it with respect to the Purchased Assets, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (b)     Schedule 4.18(b) sets forth all material permits, licenses, and other consents and approvals issued by the NRC applicable to the Purchased Assets.

          Section 4.19     Regulation as a Utility.  Seller is an electric utility company within the meaning of the Holding Company Act, a public utility within the meaning of the Federal Power Act and an electric utility within the meaning of the NRC regulations implementing the Atomic Energy Act. Except with respect to local tax and zoning laws, Seller is not, as a result of its ownership or operation of the Purchased Assets, subject to regulation as a public utility or public service company (or similar designation) by any state of the United States other than New York, any foreign country or any municipality or any political subdivision of the foregoing.

          Section 4.20     Taxes.  With respect to the Purchased Assets, (i) all material Tax Returns of the Seller required to be filed for taxable periods ended prior to the Closing Date regarding the ownership or operation of the Purchased Assets have been filed, and (ii) all material Taxes shown to be due on such Tax Returns have been paid, except where such Taxes are being contested in good faith through appropriate proceedings. Except as provided in Schedule 4.20(a), no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of the Seller in respect of the Purchased Assets which has not been fully paid or finally settled. There are no Encumbrances for Taxes upon the Purchased Assets, except for Encumbrances for Taxes not yet due and payable and Encumbrances for Taxes that are being contested in good faith. There is no unpaid material Tax on Seller's ownership, operation, or use of the Purchased Assets for which the Buyer could become liable. Schedule 4.20 sets forth the Tax jurisdictions in which Seller owns assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearances in connection therewith, would either require Buyer to withhold any portion of the Purchase Price or would subject Buyer to any Liability for any Taxes of Seller. Except as provided in Schedule 4.20(b), there are no outstanding agreements or waivers extending the applicable statutory periods of limitations for Taxes associated with the Purchased Assets for any period.

          Section 4.21     Qualified Decommissioning Funds.

          (a)     With respect to all periods prior to the Closing Date: (i) Seller's Qualified Decommissioning Fund is a trust, validly existing under the laws of the State of New York with all requisite authority to conduct its affairs as it now does; (ii) Seller's Qualified Decommissioning Fund satisfies the requirements necessary for such fund to be treated as a "Nuclear Decommissioning Reserve Fund" within the meaning of Code Section 468A(a) and as a "Nuclear Decommissioning Fund" and a "Qualified Nuclear Decommissioning Fund" within the meaning of Treas. Reg. Section l.468A-l(b)(3); (iii) such Fund is in compliance in all material respects with all applicable rules and regulations of the NRC, the NYPSC and the IRS, and Seller's Qualified Decommissioning Fund has not engaged in any acts of "self-dealing" as defined in Treas. Reg. Section 1.468A-5(b)(2); (iv) no "excess contribution," as defined in Treas. Reg. Section 1.468A-5(c)(2)(ii), has been made to Seller's Qualified Decommissioning Fund which has not been withdrawn within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i); and (v) Seller has made timely and valid elections to make annual contributions to the Qualified Decommissioning Fund since 1990 and Seller has heretofore delivered copies of such elections to Buyer.

          (b)     Seller has heretofore delivered to Buyer a copy of Seller's Decommissioning Trust Agreement as in effect on the date of this Agreement. Seller agrees not to amend Seller's Decommissioning Trust Agreement between the date of this Agreement and the Closing Date without Buyer's prior written consent, which shall not be unreasonably withheld, except for any amendment which may be required to be made to the Seller's Decommissioning Trust Agreement by the NRC final rule on decommissioning trust agreements published in the Federal Register on December 24, 2002 or to permit the transfers referred to in Section 6.12 or to permit return to Seller of Decommissioning Funds in excess of the Decommissioning Target.

          (c)     Subject only to Seller's Required Regulatory Approvals, Seller and the Trustee have, or as of Closing will have, all requisite authority to cause the assets of the Qualified Decommissioning Fund to be transferred to the Trustee of the Post-Closing Decommissioning Trust Agreement.

          (d)     With respect to all periods prior to the Closing Date, (i) Seller and/or the Trustee of Seller's Qualified Decommissioning Fund has/have filed or caused to be filed with the NRC, the IRS and any state or local authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by such entities; and (ii) there are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that may affect amounts that Buyer may contribute to the Qualified Decommissioning Fund or may require distributions to be made from the Qualified Decommissioning Fund. Seller has delivered to Buyer a copy of the schedule of ruling amounts most recently issued by the IRS for the Qualified Decommissioning Fund and a complete copy of the request that was filed with the IRS to obtain such schedule of ruling amounts and a copy of any pending request for revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto. Any amounts contributed to the Qualified Decommissioning Fund while such request is pending before the IRS and which turn out to exceed the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from the Qualified Decommissioning Fund within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i).

          (e)     Seller has made available to Buyer a statement of assets and liabilities verified by the Trustee for the Seller's Qualified Decommissioning Funds as of December 31, 2002, as of September 30, 2003 and will make such a statement as of the second Business Day before Closing available prior to Closing, and they present fairly as of such dates the financial position of each of the Qualified Decommissioning Funds. Seller has made available to Buyer information from which Buyer can determine the Tax Basis of all assets in the Seller's Qualified Decommissioning Fund as of the second Business Day before Closing.

          (f)     Seller has made available to Buyer all material contracts and agreements to which the Trustee of Seller's Qualified Decommissioning Fund, in its capacity as such, is a party.

          (g)     With respect to all taxable periods prior to the Closing Date, Seller's Qualified Decommissioning Fund has filed all material Tax Returns required to be filed, including but not limited to returns for estimated Income Taxes, such Tax Returns are true, correct and complete in all material respects, and all Taxes shown to be due on such Tax Returns have been paid in full. Except as shown in Schedule 4.21, no notice of deficiency or assessment has been received from any taxing authority with respect to any Liability for Taxes of Seller's Qualified Decommissioning Fund which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 4.21 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 4.21, there are no outstanding agreements or waivers extending the applicable statutory periods of limitations for any Taxes associated with the Qualified Decommissioning Funds for any period.

          Section 4.22     Nonqualified Decommissioning Fund.

          (a)     With respect to all periods prior to the Closing Date, the Seller's Nonqualified Decommissioning Fund is a trust validly existing under the laws of the State of New York with all requisite authority to conduct its affairs as it now does. Seller's Nonqualified Decommissioning Fund is in full compliance in all material respects with all applicable rules and regulations of the NRC and the NYPSC. The Seller's Nonqualified Decommissioning Fund is classified as a grantor trust owned by Seller under Section 671 to 677 of the Code.

          (b)     Subject only to the Seller's Required Regulatory Approvals, Seller has or as of the Closing will have all requisite authority to cause all or a portion of the assets of the Seller's Nonqualified Decommissioning Fund to be transferred to the Trustee of the Post-Closing Decommissioning Trust Agreement pursuant to Section 6.12 hereof.

          (c)     With respect to all periods prior to the Closing Date, Seller and the Trustee of the Seller's Nonqualified Decommissioning Fund have filed or caused to be filed with the NRC and any state or local authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them.

          (d)     Seller has made available to Buyer a statement of assets and liabilities verified by the Trustee of the Seller's Nonqualified Decommissioning Fund as of December 31, 2002, as of September 30, 2003 and will make available such a statement as of the second Business Day before Closing available prior to Closing, and they represent fairly as of such dates the financial position of the Nonqualified Decommissioning Funds. Seller has made available to Buyer all contracts and agreements to which the Trustee of the Nonqualified Decommissioning Fund, in its capacity as such, is a party.

          Section 4.23     WARN Act.  Seller has not engaged in a "plant closing" or "mass layoff," as such terms are defined in the WARN Act, prior to the Closing Date.

          Section 4.24     Intellectual Property.  Seller has not received written notice of any claims or demands of any other Person pertaining to any of the Intellectual Property and no proceedings have been instituted, or are pending or, to Seller's Knowledge, threatened, which challenge the rights of Seller in respect thereof. To the Knowledge of Seller, none of the Intellectual Property infringes any intellectual property of any other Person and Seller is not making unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any former employer of any past or present employee of Seller in connection with the operation of Ginna.

          Section 4.25     Zoning Classification.  The Real Property is zoned as set forth in Schedule 4.25 and is currently zoned in zoning categories which permit the operation of the Facilities as currently operated, as a matter of right. Seller has not requested, applied for, or given its consent to, and Seller has no Knowledge of, any pending zoning variance or change with respect to the zoning of the Real Property. To Seller's Knowledge, there exist no outstanding covenants or agreements in connection with the zoning of the Real Property or any portion thereof which would bind or require Buyer to perform any actions or pay any monies in connection therewith.

          Section 4.26     Utilities.  The sewer and water systems and all other utilities that currently service the Real Property are sufficient for the operation of the Facilities as currently operated. To Seller's Knowledge, Seller has no reason to believe that such systems and utilities will not be sufficient to continue to operate the Facilities, and, to Seller's Knowledge, such services shall exist on the Closing Date. Seller has no Knowledge of and has not received any notice of the curtailment of any utility service supplied to the Real Property. To Seller's Knowledge, all water and all gas, electrical, steam, telecommunication, sanitary and storm sewer and drainage lines, systems and hook ups and all other utilities and public and quasi-public improvements located upon, under, at or adjacent to the Real Property required by any applicable Laws or otherwise necessary for the operation of the Facilities as currently operated are installed and connected under valid permits.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 4, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS," AND SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER'S PARENT

          Each of Buyer and Buyer's Parent represents and warrants with respect to itself to Seller as follows:

          Section 5.1     Organization; Qualification.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland. Buyer's Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland. Each of Buyer and Buyer's Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer has heretofore delivered to Seller complete and correct copies of its articles of organization as currently in effect. Buyer is, or on the Closing Date will be, qualified to conduct business in the State of New York.

          Section 5.2     Authority Relative to this Agreement.  Each of Buyer's Parent and Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Ancillary Agreement and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all necessary corporate action required on the part of each of Buyer's Parent and Buyer and no other corporate proceedings on the part of Buyer's Parent or Buyer are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Buyer's Parent and Buyer, and assuming that this Agreement constitutes a valid and binding agreement of Seller and subject to the receipt of Buyer's Required Regulatory Approvals, constitutes a valid and binding agreement of each of Buyer's Parent and Buyer, enforceable against each of Buyer's Parent and Buyer in accordance with its terms.

          Section 5.3     Consents and Approvals; No Violation.

          (a)     Subject to the receipt of the third-party consents set forth in Schedule 5.3(a) and the Buyer's Required Regulatory Approvals, neither the execution and delivery of this Agreement and the Ancillary Agreements by Buyer or Buyer's Parent nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the articles of organization or operating agreement of Buyer and Buyer's Parent, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer or Buyer's Parent is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer or Buyer's Parent to perform its obligations hereunder ("Buyer Material Adverse Effect"), or (iv) violate any Laws applicable to Buyer, which violations, individually or in the aggregate, would create a Buyer Material Adverse Effect. Buyer has no Knowledge of any facts or circumstances that make it reasonably likely that Buyer's Required Regulatory Approvals will not be obtained.

          (b)     Except as set forth in Schedule 5.3(b) (the filings and approvals referred to in such Schedule are collectively referred to as the "Buyer's Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated hereby.

          Section 5.4     Availability of Funds.  Buyer and/or Buyer's Parent have sufficient funds available to it through corporate funds, credit facilities and access to capital markets to provide sufficient funds to pay the Purchase Price on the Closing Date and to enable Buyer timely to perform all of its obligations under this Agreement.

          Section 5.5     Legal Proceedings.  Except as set forth in Schedule 5.5, to the Knowledge of Buyer and Buyer's Parent, there are no claims, actions, proceedings or investigations pending or threatened against Buyer or Buyer's Parent before any court, arbitrator, mediator or Governmental Authority which, individually or in the aggregate, could reasonably be expected to (i) result in a Buyer Material Adverse Effect, (ii) prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or (iii) result in a material claim against Seller for damages as a result of Buyer or Buyer's Parent entering into this Agreement or any of the Ancillary Agreements, or of the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 5.5, neither Buyer's Parent nor Buyer is subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which, individually or in the aggregate, could reasonably be expected to have a Buyer Material Adverse Effect.

          Section 5.6     WARN Act.  Buyer does not intend with respect to the Purchased Assets to engage in a "plant closing" or "mass layoff," as such terms are defined in the WARN Act within sixty (60) days after the Closing Date.

          Section 5.7     Transfer of Decommissioning Funds.  With respect to Seller's transfer of the assets of the Qualified Decommissioning Fund to the Trustee under the Post-Closing Decommissioning Trust Agreement, except for the fact that Ginna in the hands of Buyer may not be treated as a "nuclear power plant" within the meaning of Treasury Regulations Section 1.468A-1(b)(4), Buyer will otherwise acquire and own a "qualifying interest" in Ginna within the meaning of Treasury Regulations Section 1.468A-l and will, as the transferee, satisfy each of the requirements set forth in Treasury Regulations Section 1.468A-6(b)(2). The Post-Closing Decommissioning Trust Agreement satisfies the requirements of Section 468A of the Code and the regulations promulgated thereunder.

          Section 5.8     Foreign Ownership or Control.  Buyer or, if applicable, Buyer's Parent, will conform to the restrictions on foreign ownership, control or domination contained in Sections 103d and 104d of the Atomic Energy Act of 1954, as amended, 42 U.S.C. Section 2133(d) and 2134(d), as applicable, and the NRC's regulations in 10 C.F.R. Section 50.38. Neither Buyer's Parent nor Buyer is currently owned, controlled or dominated by a foreign entity and neither will become owned, controlled, or dominated by a foreign entity before the Closing Date of this transaction.

          Section 5.9     Seller's Representations and Warranties.  As of the date hereof, neither Buyer nor Buyer's Parent has any Knowledge of any breaches of any of Seller's representations or warranties.

          Section 5.10     Permit Qualifications.  To the Knowledge of Buyer, Buyer (or its successor or assigns) will be as the owner of Ginna qualified to hold any Permits and Environmental Permits necessary to operate the Purchased Assets.

ARTICLE 6

COVENANTS OF THE PARTIES

          Section 6.1     Conduct of Business Relating to the Purchased Assets.

          (a)     Except as described in Schedule 6.1(a) or to the extent Buyer otherwise consents in writing, during the period from the date hereof to the Closing Date, Seller (1) shall operate and maintain the Purchased Assets in the ordinary course consistent with Good Utility Practices; it being understood that any actions deemed reasonably necessary in the operation of the Purchased Assets in accordance with Good Utility Practices shall be deemed to be in the ordinary course unless such actions materially impair the value, rated capacity, ability to complete the Uprate or operation of the Purchased Assets or the liabilities and obligations of Buyer after the Closing Date, and that the Capital Budget is consistent with this standard; (2) shall use Commercially Reasonable Efforts to preserve intact the Purchased Assets and preserve the goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto; (3) shall maintain in full force and effect the insurance coverages described in Section 4.9; (4) shall comply in all material respects with all applicable Laws relating to the Purchased Assets, including without limitation, all Nuclear Laws and Environmental Laws; (5) shall maintain the Business Books and Records in the usual, regular and ordinary manner; (6) shall use its Commercially Reasonable Efforts to complete in accordance with Good Utility Practices, and in conformity with all applicable Laws, the Capital Expenditures set forth in Schedule 6.1(a) which are targeted for completion prior to the Closing Date; provided, however, in the case of (A) the submission of a purchase order for a new fuel design for the new fuel assemblies for the Uprate, such item shall be completed by Seller prior to January 30, 2004 and (B) active vehicle barriers and containment sump design upgrade, Seller shall have taken all reasonable steps necessary to permit timely completion of such items such that Buyer is not materially prejudiced thereby; (7) shall, and Seller shall continue after the Closing Date to, use its Commercially Reasonable Efforts to obtain an amendment of the Cooling Tunnel Easement extending the term thereof through December 31, 2029 (the "Cooling Tunnel Easement Amendment"), from the Office of General Services of the State of New York, which amendment shall be in recordable form; and (8) shall use Commercially Reasonable Efforts to train the applicable number of Transferred Employees required by Law to fill the emergency response positions currently filled by RG&E Employees who are not Transferred Employees; provided, however, in the event the actions required by subsection (8) are not completed prior to the Closing Date, then Seller must provide the existing trained RG&E Employees (at Seller's sole cost and expense) to fill the emergency response positions for a maximum of 60 days after the Closing Date. Notwithstanding the foregoing, except as contemplated in this Agreement or as described in Schedule 6.1(a), or as required under applicable Law or by any Governmental Authority or by any NRC Commitments, prior to the Closing Date, without the written consent of Buyer, which consent shall not be unreasonably withheld, Seller will not with respect to the Purchased Assets:

               (i)     make any material change in the levels of Inventories customarily maintained by Seller with respect to the Purchased Assets, except for such changes as are consistent with Good Utility Practices;

               (ii)     except for Permitted Encumbrances, sell, lease (as lessor), pledge, mortgage, encumber, restrict, transfer or otherwise dispose of, or grant any right, or suffer to be imposed any Encumbrance with respect to, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with Good Utility Practices;

               (iii)     materially amend, extend or voluntarily terminate prior to the expiration date thereof any of Seller's Agreements or the Real Property Agreements listed in Schedule 4.8 (or any other agreement to the extent any such extension or amendment thereof would require the agreement to be disclosed on Schedule 4.8 or 4.15(a)(i)) or any material Permit or Environmental Permit or waive any default by, or release, settle or compromise any claim against, any other party thereto, other than (a) in the ordinary course of business, to the extent consistent with Good Utility Practices, (b) with cause, to the extent consistent with Good Utility Practices, or (c) as may be required in connection with Seller's obligations to Buyer under this Agreement;

               (iv)     enter into any new commitment for the purchase of Nuclear Fuel unless (A) the aggregate payments under all such new commitments would not be expected to exceed $500,000 or (B) the commitment is terminable either (x) automatically on the Closing Date or (y) at the option of Buyer at any time after the Closing Date without any penalty or cancellation charge;

               (v)     enter into any power sales agreement having a term that extends beyond June 30, 2004 or such other date that the Parties mutually agree to be the date on which the Closing is expected to occur;

               (vi)     amend in any material respect or cancel any property, liability or casualty insurance policies related thereto, or fail to maintain by self insurance or with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such assets and businesses;

               (vii)     enter into any individual requirements contract for goods or any commitment or contract for non-employment related services, in either case not addressed in clauses (i) through (vi) above, that will be delivered or provided after June 30, 2004 or such other date as the Parties mutually agree to be the date on which the Closing is expected to occur that exceeds $100,000 per annum, unless such commitment or contract is terminable by Seller (or after the Closing Date by Buyer) upon not more than 60 days notice without penalty or cancellation charge;

               (viii)     hire any new Ginna Employees (other than to replace any existing Ginna Employees who have resigned or been terminated and employees hired to perform the duties of Ginna Employees who are on disability leave), materially increase the aggregate wages and benefits payable to Ginna Employees or establish, adopt, enter into or amend the Benefit Plans to the extent applicable to Ginna Employees;

               (ix)     except as reasonably necessary to complete the integration process for its pending SAP conversion, change, in any material respect, its accounting methods or practices, credit practices or collection policies or any pricing, investment, financial reporting, inventory, allowance or Tax practice or policy to the extent such change would be binding on Buyer;

               (x)     enter into, amend, make waivers under or otherwise modify any real or personal property Tax agreement, treaty or settlement, or make any new or change any current, election with respect to Taxes affecting the Purchased Assets to the extent such change would be binding on Buyer;

               (xi)     fail to take commercially reasonable best efforts to pursue currently pending regulatory approvals relating to the Facilities;

               (xii)     knowingly engage in any practice, take any action, fail to take any action, or enter into any transaction through the Closing Date that will result or may reasonably be anticipated to result in any misrepresentation or breach of any warranty of Seller hereunder as of the Closing Date;

               (xiii)     settle any claim or litigation that results in any obligation imposed on the Facilities or the Purchased Assets that could reasonably be likely to continue past the Closing Date; and

               (xiv)     agree to enter into any of the transactions set forth in the foregoing paragraphs (i) through (xiii).

          (b)     The Parties shall establish, as soon as practicable after the execution of this Agreement, a committee (the "Transition Committee") comprised of at least four (4) persons, including two (2) persons designated by Seller and two (2) persons designated by Buyer. The Transition Committee shall remain in existence until the Closing Date and shall oversee and manage the transition process through the Closing Date. The Transition Committee will be kept fully apprised by Seller of all the Facilities' management and operating developments, including with respect to any pre-closing outage, any repairs to the Facilities and the Capital Expenditures. The Transition Committee shall have reasonable access to the management of Seller. The Transition Committee shall report to the senior management of Seller and Buyer. The Transition Committee shall have no authority to bind or make agreements on behalf of Seller or Buyer or to issue instructions to or direct or exercise authority over Seller or Buyer or any of their respective officers, employees, advisors or agents or to waive or modify any provision hereof.

          (c)     Between the date of this Agreement and the Closing Date, in the interest of cooperation between Seller and Buyer and to plan for and facilitate an orderly transition of ownership and operation of the Purchased Assets from Seller to Buyer and to permit informed action by Buyer regarding its rights pursuant to Section 6.1(a), the Parties agree that at the sole responsibility and expense of Buyer, and subject to compliance with all applicable NRC rules and regulations, Seller will permit designated Buyer Representatives ("Observers") of Buyer to observe all operations of Seller that relate to the Purchased Assets, and such observation will be permitted on a cooperative basis in the presence of personnel of Seller but not restricted to the normal business hours of Seller; provided, however, that such Observers and their actions shall not interfere with the operation of Ginna. Seller shall use Commercially Reasonable Efforts to provide to the Observers, at no cost to Buyer, interim furnished office space, utilities and HVAC at the Facilities reasonably necessary to allow Buyer to conduct its transition efforts through the Closing Date; provided that Buyer shall be responsible for all other costs relating thereto, including, without limitation telecommunications expenses and the cost of workers' compensation and employer's liability coverage, which will be maintained by Buyer for its employees.

          (d)     Buyer's representatives on the Transition Committee and/or the Observers may recommend or suggest to Seller that actions be taken or not be taken by Seller to improve or enhance the operation and maintenance of the Purchased Assets from the date hereof through the Closing Date; provided, however, that Seller will not be under any obligation to follow any such recommendations or suggestions and Seller shall be entitled, subject to this Agreement, to conduct its business in accordance with its own judgment and discretion. Buyer's Observers shall have no authority to bind or make agreements on behalf of Seller; to conduct discussions with or make representations to third parties on behalf of Seller; or to issue instructions to or direct or exercise authority over Seller or any of Seller's officers, employees, advisors or agents.

          (e)     Between the date hereof and the Closing Date, Seller agrees to meet with representatives of Buyer from time to time and allow Buyer to provide input as to the scheduling, scope, capital expenditures and other activities to be included in the 2005 refueling outage and Seller shall in good faith consider the foregoing and to the extent such requests are in accordance with all applicable Laws, Seller's NRC License and Good Utility Practices and Seller is in agreement with Buyer, Seller shall implement such requests such that the 2005 refueling outage planning would include the Buyer requested activities, it being understood that any such activities by Seller taken at the request of Buyer shall not constitute or result in a breach of this Agreement.

          (f)     Seller agrees that, except as required by its obligations as a public utility under sections 65 and 66 of the New York Public Service Law, Seller shall not take or cause to be taken any action to reduce the unforced capacity credit assigned by the New York Independent System Operator to the Facilities under regulations or policies in effect on the date hereof; provided, however, that the foregoing shall in no way restrict or prohibit Seller (a) from taking or causing to be taken any action in accordance with Good Utility Practice, (b) from taking or causing to be taken any action that generally affects Seller's generating facilities, or (c) from abstaining from any vote of the New York Independent System Operator or any committee or subcommittee thereof.

          Section 6.2     Access to Information.

          (a)     In addition to the rights granted by Sections 6.1(b) and (d), between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours and upon reasonable notice and subject to compliance with all applicable NRC rules and regulations (i) give Buyer and Buyer's Representatives reasonable access to all management personnel engaged in the operation of the Purchased Assets and all books, documents, records, plants, offices and other facilities and properties constituting the Purchased Assets; (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request, other than Phase II environmental site assessments (which have been conducted prior to the date hereof); (iii) furnish Buyer with such financial and operating data and other information with respect to the Purchased Assets as Buyer may from time to time reasonably request; (iv) furnish Buyer a copy of each material report, schedule or other document filed or received by it since the date hereof with respect to the Purchased Assets with the SEC, NRC, FERC, NYPSC or any other Governmental Authority having jurisdiction over the Purchased Assets; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (C) Seller need not supply Buyer with any information that Seller is legally prohibited from supplying. Seller will provide Buyer or Buyer's Representatives with access to the Transferred Employee Records that it has, but Seller shall not be required to provide access to other employee records or medical information unless required by law or specifically authorized by the affected employee. Notwithstanding anything in this Section 6.2 to the contrary, Seller will only furnish or provide such access to Transferred Employee Records and personnel and medical records as is permitted by law or required by legal process or subpoena (other than data concerning salaries and benefits, dates of birth, dates of hire and other information used to calculate pension benefits which shall be provided).

          (b)     Buyer and Seller acknowledge that all information furnished to or obtained by Buyer or Buyer's Representatives pursuant to this Section 6.2 shall be subject to the provisions of the Confidentiality Agreement and shall be treated as "Proprietary Information" (as defined in Section 1.1(130)).

          (c)     Following the Closing Date and subject to all applicable NRC rules and regulations, each Party and its respective Representatives shall have reasonable access to all of the Business Books and Records, including all Transferred Employee Records or other personnel and medical records required to be made available by Law, legal process or subpoena, in the possession of the other Party or Parties to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities and Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Purchased Assets. Such access shall be afforded by the Party or Parties in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. The Party or Parties exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this Section 6.2(c). If the Party or Parties in possession of such books and records shall desire to dispose of any such books and records, such Party or Parties shall, prior to such disposition, give the other Party or Parties a reasonable opportunity at such other Party's or Parties' expense, to segregate and remove such books and records as such other Party or Parties may select. Notwithstanding the foregoing, the right of access to medical records and other confidential employee records shall be subject to all applicable legal requirements.

          (d)     Seller agrees (i) not to release any Person (other than Buyer) from any confidentiality agreement now existing with respect to the Purchased Assets, or waive or amend any provision thereof, (ii) to promptly after the Closing Date assign any rights arising under any such confidentiality agreement (to the extent assignable) to Buyer, and (iii) to request the destruction or return of all confidential information provided to any other Person who participated in the Ginna sale process and who executed a Confidentiality Agreement in connection therewith.

          (e)     Notwithstanding the terms of the Confidentiality Agreement and Section 6.2(b) above, the Parties agree that prior to the Closing Buyer may reveal or disclose Proprietary Information to any other Persons in connection with Buyer's financing and risk management of the Purchased Assets, and, to the extent that Seller consents, which consent shall not be unreasonably withheld, to existing and potential customers and suppliers, and to such Persons with whom Buyer expects it may have business dealings regarding the Purchased Assets from and after the Closing Date; provided, however, that all such Persons agree in writing to maintain the confidentiality of the Proprietary Information on substantially the same terms and conditions of the Confidentiality Agreement.

          (f)     Except as may be permitted in the Confidentiality Agreement or during the course of Buyer's due diligence investigation of the Purchased Assets prior to the date hereof, Buyer agrees that, prior to the Closing Date, it will not contact any vendors, suppliers, employees, or other contracting parties of Seller or Seller's Affiliates with respect to any aspect of the Purchased Assets or the transactions contemplated hereby, without the prior written consent of Seller, which consent shall not be unreasonably withheld.

          (g)     Upon Buyer's or Seller's (as the case may be) prior written approval (which approval shall not be unreasonably withheld or delayed), Seller or Buyer (as the case may be) may provide Proprietary Information of the other Party to the SEC, NRC, FERC, NYPSC or any other Governmental Authority having jurisdiction over the Purchased Assets or any stock exchange, as may be necessary to obtain Seller's Required Regulatory Approvals or Buyer's Required Regulatory Approvals, respectively, or to comply generally with any applicable Laws. The disclosing Party shall seek confidential treatment for the Proprietary Information provided to any such Governmental Authority and the disclosing Party shall notify the other Party as far in advance as practical of its intention to release to any Governmental Authority any such Proprietary Information.

          (h)     The Parties agree that the Confidentiality Agreement shall remain in place until the Closing Date. Thereafter, the Parties agree that any restrictions contained in the Confidentiality Agreement with respect to Buyer's disclosure of Proprietary Information shall terminate, other than with respect to the Proprietary Information of Seller that does not relate to the Purchased Assets. The Parties further agree that after the Closing Date, Seller shall keep confidential all Proprietary Information provided by Buyer or which Seller possesses with respect to the Purchased Assets, to the extent permitted by Law, and to the same extent and under the same conditions applicable to Buyer's obligations with respect to Seller's Proprietary Information as contained in the Confidentiality Agreement between the Parties, but without limitation as to duration.

          Section 6.3     Expenses.  (a) Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the cost of legal, technical and financial consultants and the cost of filing for and prosecuting applications for Buyer's and Seller's Required Regulatory Approvals, shall be borne by the Party incurring such costs and expenses.

          (b)     Buyer shall be responsible for all reasonable third party vendor costs and expenses incurred and relating to work performed with respect to the Purchased Assets at the request of the Buyer after the date hereof.

          Section 6.4     Further Assurances; Cooperation.

          (a)     Subject to the terms and conditions of this Agreement, each of the Parties hereto will use Commercially Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale, transfer conveyance and assignment of the Purchased Assets and the assignment of the Assumed Liabilities and Obligations or the exclusion of the Excluded Liabilities pursuant to this Agreement, including without limitation using Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder, including, without limitation, all regulatory approvals. Notwithstanding anything in the previous sentence to the contrary, Seller and Buyer shall use Commercially Reasonable Efforts to obtain all Permits and Environmental Permits necessary for Buyer to acquire and operate the Purchased Assets. Neither Buyer nor Seller will, without the prior written consent of the other, advocate, take or fail to take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or which could reasonably be expected to cause, or to contribute to causing, the other to receive less favorable regulatory treatment than that sought by the other. Buyer further agrees that prior to the Closing Date, neither it nor its Affiliates will enter into any other contract to acquire, nor acquire, electric generation facilities or uncommitted generation capacity if the proposed acquisition of such additional electric generation facilities or uncommitted generation capacity which would increase the market power attributable to Buyer in a manner materially adverse to approval of the transactions contemplated hereby or would otherwise prevent or materially interfere with the transactions contemplated by this Agreement.

          (b)     From time to time after the Closing Date, without further consideration, Seller will execute and deliver such documents to Buyer as Buyer may reasonably request, at Buyer's expense, in order to more effectively consummate the sale and purchase, including the transfer, conveyance and assignment, of the Purchased Assets or to more effectively vest in Buyer such title to the Purchased Assets (or such rights to use, with respect to Purchased Assets not owned by Seller), as is provided for in Section 4.7, subject to the Permitted Encumbrances. Seller shall cooperate with Buyer, at Buyer's expense, in Buyer's efforts to cure or remove any Permitted Encumbrances that Buyer reasonably deems objectionable. From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to evidence Buyer's assumption of the Assumed Liabilities and Obligations.

          (c)     The Parties shall cooperate with each other to facilitate the transition of the information systems, computer applications and processing of data at the Facilities.

          (d)     To the extent that Seller's rights under any Seller's Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible. Seller and Buyer agree that if any consent to an assignment of any Seller's Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights and obligations under the applicable Seller's Agreement so that Buyer would not in effect acquire the benefit of all such rights and obligations, Seller, to the maximum extent permitted by law and such Seller's Agreement, shall after the Closing appoint Buyer to be Seller's Representative and agent with respect to such Seller's Agreement, and Seller shall, to the maximum extent permitted by Law and such Seller's Agreement, enter into such reasonable arrangements with Buyer as are necessary to provide Buyer with the benefits and obligations of such Seller's Agreement (the cost of administering which shall be at Seller's expense). Seller and Buyer shall cooperate and shall each use Commercially Reasonable Efforts after the Closing to obtain an assignment of such Seller's Agreement to Buyer.

          For a reasonable time after the Closing Date, Buyer and Seller agree to provide such services to each other as are reasonably required to the extent necessary to ensure the continuity of support for Ginna and the Seller's other facilities and the orderly completion of projects or other work in progress that would be adversely affected if those services were interrupted, including mutually acceptable arrangements regarding the lease of the emergency operations facilities from Seller to Buyer for a period of up to three years. Buyer and Seller will agree, as promptly as practicable, following the date hereof, on the nature of such services, which shall be agreed upon in service agreements and other agreements, as necessary, with the Seller or Buyer or their Affiliates. The Party providing the services will be reimbursed for all its costs, including development costs, in accordance with procedures to be mutually agreed upon by Seller and Buyer or on an alternative cost reimbursement basis as mutually agreed by Seller and Buyer. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree and understand that Seller will not be providing transition services on or after the Closing Date to Buyer in the areas of human resources, payroll, accounts receivable, accounts payable and general ledger. Seller agrees to cooperate with Buyer and to reasonably assist Buyer in a safe and adequate transition with respect to the provision of these services by Buyer by the Closing Date; provided, however, that in the event Seller fails to provide to Buyer within a reasonable period of time prior to Closing the information, agreements (including, but not limited to, the Transferred Employee Records and the records required pursuant to Section 6.10(f)) and assistance Buyer reasonably needs in order to transition the areas of human resources, payroll, accounts receivable, accounts payable and general ledger, then Seller shall provide such transition services (at Seller's sole cost and expense) for 90 days after Closing such that Buyer is able to transition such services.

          Section 6.5     Public Statements.  Until thirty (30) days following the Closing Date, the Parties shall not issue any press release or other public disclosure with respect to this Agreement or the transactions contemplated hereby without first affording the non-disclosing Party the opportunity to review and comment on such disclosure, except as may be required by applicable Laws or stock exchange rules.

          Section 6.6     Consents and Approvals.

          (a)     Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings, and respond promptly to any requests for additional information made by either of such agencies. The Parties shall use their Commercially Reasonable Efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. All filing fees under the HSR Act shall be borne 50% by the Seller and 50% by the Buyer and each Party will bear its own costs for the preparation of any such filing.

          (b)     As promptly as practicable after the date of this Agreement and after the receipt of any findings required to be made by any other Governmental Authority as a condition to Buyer and Seller making the filings contemplated by this paragraph, (i) Buyer shall file with FERC (and if requested by Buyer, Seller shall support) an application requesting Exempt Wholesale Generator status for Buyer, which filing may be made individually by Buyer or jointly with Seller, as reasonably determined by Buyer, (ii) Seller shall file, with Buyer's support, an application with FERC requesting approval of the Interconnection Agreement as an agreement grand-fathered from the effectiveness of the Final Rule interconnection agreement adopted in FERC Docket RM02-1-000 on July 24, 2003, and (iii) Buyer shall file with FERC any necessary applications requesting approval of the Power Purchase Agreement. In fulfilling their respective obligations set forth in the immediately preceding sentence, Buyer and Seller shall each use Commercially Reasonable Efforts to effect the referenced filings with FERC within thirty (30) days of the date of this Agreement. Prior to submitting such applications with FERC, the Party preparing the application shall submit the application to the other Party for review and comment, and the filing Party shall in good faith consider any revisions reasonably requested by the other Party. Each Party shall be solely responsible for its own cost of preparing, reviewing and filing its respective application, responses and any petition(s) for rehearing or any reapplication(s).

          (c)     As promptly as practicable after the date of this Agreement, Buyer and Seller shall file with NYPSC a Petition for approval of the sale of the Purchased Assets under Section 70 of the New York Public Service Law or Buyer shall join in the Section 70 Petition Seller has already filed and such Petition shall be amended accordingly. As promptly as practicable after the date of this Agreement, Seller shall file with the NYPSC the Power Purchase Agreement under Section 110 of the New York Public Service Law and Buyer shall file with the NYPSC and any other applicable state Governmental Authority having jurisdiction over Buyer or the Purchased Assets, an application requesting a determination that allowing the Purchased Assets to be an eligible facility under Section 32 of the Holding Company Act, (i) will benefit consumers, (ii) is in the public interest, and (iii) does not violate state law. In fulfilling their respective obligations set forth in the immediately preceding two sentences, Buyer and Seller shall each use Commercially Reasonable Efforts to effect or cause to be effected any such filings within thirty (30) days of the date of this Agreement. Prior to any Party's submission of the applications contemplated by this Section 6.6(c), the submitting Party shall give such application to the other Parties for review and comment and the submitting Party shall in good faith consider any revisions reasonably requested by the reviewing Parties. Each Party will bear its own costs of the preparation and review of any such filings.

          (d)     As promptly as practicable after the date of this Agreement, Buyer shall file with FERC an application requesting authorization under Section 205 of the Federal Power Act to sell electric generating capacity and energy (and, at Buyer's discretion, other services, including, without limitation, ancillary services) at wholesale at market-based rates. In fulfilling its obligations set forth in the immediately preceding sentence, Buyer shall use its Commercially Reasonable Efforts to file the referenced application with FERC within thirty (30) days of the date of this Agreement. Prior to Buyer's submission of such application with FERC, Buyer shall submit such application to Seller for review and comment and Buyer shall consider any revisions reasonably requested by Seller. Buyer shall be solely responsible for the cost of preparing and filing this application, any petition(s) for rehearing, or any reapplication(s). Each Party will bear its own costs of the preparation and review of any such filings.

          (e)     As promptly as practicable after the date of this Agreement, Buyer and Seller shall file with NRC an application requesting consent under Section 184 of the Atomic Energy Act and 10 C.F.R. Section 50.80 for the transfer of the NRC License from Seller to Buyer, and approval of any conforming license amendments or other related approvals. In fulfilling their respective obligations set forth in the immediately preceding sentence, each of Buyer and Seller shall use its Commercially Reasonable Efforts to effect any such filing within thirty (30) days of the date of this Agreement. Each Party will bear its own costs of the preparation of any such filing and NRC fees shall be borne 50% by Buyer and 50% by Seller. Thereafter, Buyer and Seller shall cooperate with one another to facilitate NRC review of the application by providing the NRC staff with such documents or information that the NRC staff may reasonably request or require any of the Parties to provide or generate.

          (f)     Seller and Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Seller pursuant to such state and local Tax law.

          (g)     As promptly as practicable after the date of this Agreement, but no later than thirty (30) days after Buyer supplies to Seller all of the information regarding Buyer that is required to be included in the application described in this Section 6.6(g), Seller and Buyer shall jointly prepare as co-applicants, and Seller shall file with FERC, an application for approval of this transaction under Section 203 of the Federal Power Act. In fulfilling their respective obligations set forth in this Section 6.6(g), Seller and Buyer shall use their Commercially Reasonable Efforts. Prior to Seller's submission of such application with FERC, Seller shall submit such application to Buyer for review and comment and Seller shall consider any revisions reasonably requested by Buyer. Seller and Buyer shall respond promptly to all requests from FERC or its staff for additional information regarding such application. Seller shall be solely responsible for the cost of filing this application, any petition(s) for rehearing, or any reapplication(s). Each Party will bear its own costs of the review of such filings.

          (h)     Seller and Buyer shall cooperate with each other and, as promptly as practicable after the date of this Agreement, (i) prepare and make with FERC, NYPSC or any other Governmental Authority having jurisdiction over Seller, Buyer or the Purchased Assets, all necessary filings required to be made with respect to the transactions contemplated hereby (including those specified above), (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use Commercially Reasonable Efforts to obtain the transfer or reissuance to Buyer of all necessary Permits, Environmental Permits, consents, approvals and authorizations of all Governmental Authorities, and (iv) use Commercially Reasonable Efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii) and (iii), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, Seller's Required Regulatory Approvals and Buyer's Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Seller or Buyer is a party or by which any of them is bound. The Parties shall respond promptly to any requests for additional information made by such agencies, and use their respective Commercially Reasonable Efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation and review of any such filing. Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party.

          (i)     Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits (other than Transferable Permits) effective as of the Closing Date. Seller shall cooperate with Buyer's efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by Seller or the procurement of any other Permit or Environmental Permit when so requested by Buyer. In the event that Buyer is unable, despite its Commercially Reasonable Efforts, to obtain a transfer or reissuance of one or more of the Permits or Environmental Permits as of the Closing Date, Buyer may use the applicable Permit or Environmental Permit issued to Seller, provided (i) such use is not unlawful, (ii) Buyer notifies Seller prior to the Closing Date, (iii) Buyer continues to make Commercially Reasonable Efforts to obtain a transfer or reissuance of such Permit or Environmental Permit after the Closing Date, and (iv) Buyer indemnifies Seller for any losses, claims or penalties suffered by Seller in connection with the Permit or Environmental Permit that is not transferred or reissued as of the Closing Date resulting from Buyer's ownership or operation of the Purchased Assets following the Closing Date. In no event shall Buyer use or otherwise rely on a Permit or Environmental Permit issued to Seller beyond one year after the Closing Date.

          Section 6.7     Brokerage Fees and Commissions.  Seller and Buyer each represent and warrant to the other that, other than with respect to fees and commissions of J.P. Morgan Securities Inc. and Concentric Energy Advisors Inc., which shall be the sole responsibility of Seller, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the Party making such representation. Seller and Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by the indemnifying party.

          Section 6.8     Tax Matters.

          (a)     All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer. Buyer will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and Seller will be entitled to review such returns in advance and, if required by applicable Law, will join in the execution of any such Tax Returns or other documentation. Prior to the Closing Date, Buyer will provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority.

          (b)     With respect to Taxes to be prorated in accordance with Section 3.5 of this Agreement, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer's preparation of any such Tax Returns shall be subject to Seller's approval to the extent that such Returns relate to any period, allocation or other amount for which the Seller is responsible, which approval shall not be unreasonably withheld. Buyer shall make such Tax Returns and all schedules and working papers supporting such Tax Returns available for Seller's review and approval no later than fifteen (15) Business Days prior to the due date for filing such Tax Return. Subject to Section 6.8(d), not less than five (5) Business Days prior to the due date of any such Tax Return, Seller shall pay to Buyer a portion of the amount shown as due on such Tax Return as determined in accordance with Section 3.5 of this Agreement. In the event Buyer and Seller cannot agree as to the preparation or the reporting of any material item on a Tax Return to be filed by Buyer, the dispute shall be settled in the manner provided by Section 6.8(d) hereof and the cost of such Independent Accounting Firm shall be borne equally by the Parties.

          (c)     With respect to Seller's Qualified Decommissioning Fund, prior to the Closing Date, the Trustee will cause the Qualified Decommissioning Fund to pay estimated Income Taxes for the taxable period that ends on the Closing Date in an amount equal to the estimated Income Tax Liability of Seller's Qualified Decommissioning Fund for the taxable period that ends on the Closing Date. To the extent the amount of estimated Income Taxes paid pursuant to this section is in excess of the Income Tax Liability of Seller's Qualified Decommissioning Fund for the taxable period that ends on the Closing Date, any such refund will be forwarded to, and deposited in, the Buyer's Qualified Decommissioning Fund. To the extent the amount of estimated Income Taxes paid pursuant to this section is less than the Income Tax Liability of Seller's Qualified Decommissioning Fund for the taxable period that ends on the Closing Date, any such deficiency will be paid by, and from Buyer's Qualified Decommissioning Fund.

          (d)     Each of the Parties shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.8(d) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto, except to the extent such information is required to be disclosed by Law. Notwithstanding the preceding sentence, each Party to this transaction (and each employee, representative or agent of any taxpayer) may disclose to any and all Persons, without limitations of any kind, the "structures" and "tax aspects" (as such terms are used in Sections 6011, 6012 and 6112 of the Code and the regulations promulgated thereunder) of the transactions and all materials of any kind (including opinions and other tax analyses) that are provided to the Party relating to such "structures" or "tax aspects", and no Party is subject to any restriction concerning its consulting with its tax adviser regarding the "structure" or "tax aspects" of this transaction at any time. Each Party intends that this transaction will not constitute a "confidential transaction" under the Code or the regulations promulgated thereunder.

          (e)     In the event that a dispute arises between Seller and Buyer as to the preparation or the reporting of any material item on a Tax Return to be filed by Buyer or the allocation of such Taxes between Seller and Buyer, the Parties shall attempt in good faith to resolve such dispute, and any agreed amount shall be paid to the appropriate Party within ten (10) Business Days of the date on which the Parties reach agreement. If a dispute is not resolved within thirty (30) days, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate. Submission of a dispute to the Independent Accounting Firm shall not relieve any Party from any obligation under this Agreement to timely file a Tax Return or pay a Tax.

          Section 6.9     Advice of Changes.  Prior to the Closing Date, each Party will promptly advise the other in writing of any change or discovery occurring after the date hereof that would constitute a material breach of any representation, warranty or covenant of the advising or other Party under this Agreement. If a Party advises the other Party of any such matter with respect to a material breach of the advising Party, the other Party shall have the right to terminate this Agreement in accordance with Sections 9.1(e) or (f) as the case may be. If a Party advises the other Party of any such matter with respect to a material breach by the other Party, the advising Party shall have the right to terminate this Agreement in accordance with Sections 9.1(e) or (f) as the case may be. If a Party fails to exercise its termination right, the written notice under this Section 6.9 will be deemed to have amended this Agreement, including the appropriate schedule, or to have qualified the representations and warranties contained in Articles 4 and 5. Seller shall be entitled to amend, substitute or otherwise modify any Seller's Agreement to the extent that such Seller's Agreement expires by its terms prior to the Closing Date or is terminable without Liability to Buyer on or after the Closing Date (other than an amendment that would extend the term thereof for a new term of years in excess of the then current term), or if the terms and conditions of such modified Seller's Agreement constituting the Assumed Liabilities and Obligations are on terms and conditions not less favorable to Buyer than the original Seller's Agreement.

          Section 6.10     Employees.

          (a)     Buyer or a directly or indirectly wholly owned Subsidiary of Buyer will offer employment, commencing as of the Closing Date, to all Ginna Employees employed as of the Closing Date, which Ginna Employees are set forth on Schedule 6.10(a), as amended between the date of this Agreement and the Closing Date to reflect any changes in the identities of work force personnel.

          (b)     Each Ginna Employee who is offered and accepts continued employment with Buyer will be referred to herein as a "Transferred Employee."

          (c)     For the period commencing on the Closing Date and ending eighteen (18) months thereafter, and except as Buyer and any Transferred Employee may otherwise mutually agree, Buyer shall provide each Transferred Employee with total compensation including without limitation base pay, authorized overtime, bonuses, incentive compensation and benefits provided under all applicable employee benefits plans and programs, and fringe benefit arrangements (other than each of the Performance Plans relating to the Ginna divestiture and the severance agreements listed on Schedule 6.10(o) hereto) (collectively, "Total Compensation") which in the aggregate is comparable in value and nature to the Transferred Employee's annualized Total Compensation received from Seller immediately prior to Closing. Buyer shall also: (i) pay the reasonable relocation costs of any Transferred Employee who shall relocate at Buyer's request during such 18 month period and (ii) maintain the defined benefit plan described in Section 6.10(h) for the period specified in that Section. Seller shall fully vest or shall cause to be fully vested no later than the Closing Date any benefit accrued by Transferred Employees or granted by Seller to Transferred Employees under the Non-Qualified Top-Hat Plans listed in Schedule 4.12(a) other than the Energy East Corporation 2000 Stock Option Plan and the Energy East Corporation Restricted Stock Plan. Buyer shall provide top-hat, non-qualified and equity benefits to Transferred Employees that Buyer determines are eligible under Buyer's applicable plans.

          (d)     As of the Closing Date, all Transferred Employees shall cease to participate in the employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by Seller or its Affiliates and shall commence participation (if applicable eligibility requirements are satisfied) in the employee welfare benefit plans of Buyer or its Affiliates (the "Replacement Welfare Plans") that for Transferred Employees will provide benefits and coverage that are comparable in the aggregate to the benefits and coverage provided to the Transferred Employees in the aggregate under Seller's, or its Affiliate's, as the case may be, welfare benefit plans in effect for the Transferred Employees immediately prior to the Closing Date. Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Transferred Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the welfare plans maintained by Seller or its Affiliates and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date during a plan year under Seller's or its Affiliates' plans that have not ended as of the Closing Date, in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

          (e)     Buyer shall give all Transferred Employees credit for all service with Seller and its Affiliates under all employee welfare benefit plans and arrangements and all fringe benefit plans, programs, and arrangements of Buyer ("Replacement Benefit Plans") in which they become participants. The service credit given is for purposes of eligibility, vesting and service related level of benefits, but not benefit accrual (except as provided in the following sentence). For purposes of benefit accrual, Buyer shall give Transferred Employees credit for all service with Seller and its Affiliates under all Replacement Benefit Plans, but the ultimate benefits provided under Replacement Benefit Plans may be offset by the corresponding benefits previously provided by Seller or its Affiliates or benefit plans of Seller or its Affiliates, or by the corresponding benefits accrued under the benefit plans of Seller or its Affiliates or otherwise committed to be provided by Seller or its Affiliates in the future; provided, however, that such an offset shall not be permitted with respect to the Replacement Defined Benefit Plan described in Section 6.l0(h).

          (f)     Not less than four (4) weeks prior to the Closing Date, Seller shall provide Buyer with such pertinent data or information as Buyer shall reasonably require to comply with Sections 6.10 (c), (d), (e), (h), (l) and (m) including each Transferred Employee's service, accrued but unused paid time off, satisfaction of limitations or waiting periods, amounts of co-payments and deductibles, accrued benefits available for offset under Section 6.10(e), each as of the Closing Date, as well as such other information as Buyer shall reasonably request for such purpose. To the extent the consent of a Transferred Employee is required in order for Seller to deliver any such pertinent data or information, Seller agrees to secure such consent. In the event that Seller is unable to obtain such consent, Buyer may treat the refusal of consent as declination of its employment offer and such employees shall be treated as if they had never accepted the employment offer of Buyer and shall not be entitled to any severance or other benefits to be provided to Transferred Employees hereunder. Seller agrees to provide Buyer not less than four (4) weeks prior to the Closing Date with a list of Ginna Employee participants in each non-qualified or supplemental Benefit Plan, and also to disclose any outstanding Ginna Employee equity grants.

          (g)     Buyer agrees to allow the Transferred Employees, as of the Closing Date, to be eligible to commence participation in a tax-qualified 401(k) plan sponsored by Buyer or its Affiliates that will provide benefits which in the aggregate are comparable in value and nature to the benefits provided to the Transferred Employees under the tax-qualified 401(k) plan sponsored by the Seller or its Affiliates in effect for Transferred Employees immediately prior to the Closing Date ("RG&E Savings Plan").

          To the extent allowable by law and by the applicable Seller plan, Buyer shall take any and all necessary action to cause the trustee of any tax-qualified 401(k) plan of Buyer or its Affiliates in which any Transferred Employee becomes a participant to accept a direct "rollover" in cash of all or a portion of said employee's "eligible rollover distribution" within the meaning of Section 402 of the Code from the RG&E Savings Plan if requested to do so by the Transferred Employee. However, any tax-qualified 401(k) plan of Buyer or its Affiliates accepting such a rollover shall not be required to permit any investment to be made in Energy East Corporation common stock on behalf of any Transferred Employee after the Closing Date. Notwithstanding anything in this paragraph to the contrary, if Transferred Employees are not entitled to distributions from the RG&E Savings Plan as a result of being employed by Buyer, then either (i) the parties may negotiate a direct transfer from the RG&E Savings Plan trust to Buyer's tax-qualified plan trust under such terms and conditions as are agreeable to both parties or (ii) if the parties are unable to negotiate such an agreement, then Buyer agrees to provide Seller, in a timely manner, with such information as Seller reasonably needs about the Transferred Employees in order for Seller to administer the Transferred Employees' benefits under the RG&E Savings Plan (e.g., information about when the Transferred Employees retire, die, terminate employment).

          (h)     Effective as of the Closing Date, Buyer shall cause to be provided a defined benefit pension plan for the benefit of the Transferred Employees ("Replacement Defined Benefit Plan"). The Replacement Defined Benefit Plan shall provide benefit formulas that are identical to the benefit plan formulas in Article IV of the Rochester Gas and Electric Corporation Retirement Plan ("RG&E Defined Benefit Plan") as of the Closing Date. For the purposes of this Section 6.10(h), except as required by Law or as required by the IRS in connection with Seller's application for a determination letter for the RG&E Defined Benefit Plan, no improvements shall be made to such benefit formulas referenced above in the RG&E Defined Benefit Plan for the Transferred Employees after the date hereof and prior to the Closing Date without the written consent of Buyer, which consent shall not be unreasonably withheld. Buyer agrees to maintain such benefit formulas for Transferred Employees for a period of at least eighteen (18) months after the Closing Date (and for an additional period of at least thirty-six (36) months after the end of such eighteen (18) month period, Buyer agrees to provide benefit formulas that are identical to the benefit plan formulas in Sections 4.1 through 4.11 and Sections 4.13 through 4.15 of the RG&E Defined Benefit Plan (as such formulas are in effect on the Closing Date)), (provided, however, that if changes in the Law require any such terms to be modified or if any such terms are required by the IRS to be modified in connection with Buyer's application for a determination letter for the Replacement Defined Benefit Plan, Buyer may modify such terms to the extent necessary to comply with such laws).

          The Transferred Employees shall be given credit in the Replacement Defined Benefit Plan for all service with and compensation from Seller and its Affiliates as if it were service with and compensation from Buyer for purposes of determining eligibility for benefits, the amount of any benefits or benefit accruals, vesting and service related levels of benefits under the Replacement Defined Benefit Plan.

          At least thirty (30) days prior to the Closing Date, Seller and Buyer shall file or cause to be filed any forms 5310-A that may be required to be submitted to the IRS in connection with the transfers described in this Section 6.10(h). The transfers and payments described in this Section 6.10(h) shall in no event be made prior to the thirtieth (30th) day following the filing of such form 5310-A with the IRS. In the event that the IRS, the PBGC or any other Governmental Authority raises any objections to the transfer, the Seller and Buyer shall cooperate in good faith to resolve any such objections.

          On the Closing Date, the Seller shall cause to be transferred from the RG&E Defined Benefit Plan to the corresponding Replacement Defined Benefit Plan, assets equal to Seller's good faith estimate of the amount that Seller is permitted to transfer in compliance with the requirements of Section 414(l) of the Code and Treasury Regulation Section 1.414(l)-1 (determined under assumptions used by the PBGC as of the Closing Date) multiplied by .80 (the "Initial Transfer").

          Within sixty (60) days after the Closing Date, Seller shall calculate the actual amount that Seller is permitted to transfer in compliance with the requirements of Section 414(l) of the Code and Treasury Regulation Section 1.414(l)-1 (determined under assumptions used by the PBGC as of the Closing Date) (the "Actual Amount"). To the extent that the Actual Amount is less than the Initial Transfer, the amount of such differential (including any applicable interest determined in good faith by Buyer) shall be transferred by the Replacement Defined Benefit Plan to the RG&E Defined Benefit Plan. To the extent that the Actual Amount is greater than the Initial Transfer, the Seller shall cause to be transferred from the RG&E Defined Benefit Plan to the Replacement Defined Benefit Plan the amount of such differential (including any applicable interest determined in good faith by Seller).

          To the extent that the Actual Amount is less than Thirty Million Dollars ($30,000,000.00), the Purchase Price shall be decreased by the amount of the shortfall. To the extent that the Actual Amount is greater than Thirty Million Dollars ($30,000,000.00), the Purchase Price shall be increased by the amount of the differential.

          All assets transferred and payments made under this Section 6.10(h) shall be made in cash, or in marketable securities that are reasonably acceptable to Buyer.

          Upon completion of the Initial Transfer under this Section 6.10(h), all benefit payments from the Replacement Defined Benefit Plan shall be the responsibility of Buyer.

          In the event that the Closing occurs after June 30, 2004, the Purchase Price shall be decreased by the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00) per month in each of July, August and September, 2004, prorated to the Closing Date; provided that if the Closing occurs on or after October 1, 2004, the total decrease in the Purchase Price shall be Five Hundred Twenty-Five Thousand Dollars ($525,000.00).

          (i)     Buyer and Seller do not anticipate the issuance of any notices pursuant to the WARN Act. Notwithstanding the foregoing, Seller agrees to timely perform and discharge all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of employees arising from the sale of the Purchased Assets to Buyer up to the Closing Date for those employees who will not become Transferred Employees effective as of the Closing Date. On or after the Closing Date, Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of Transferred Employees with respect to the Purchased Assets. At Closing, Seller shall provide to Buyer a certificate setting forth the number of employees, if any, who suffered an "employment loss," as defined under the WARN Act, at the Purchase Assets in the ninety (90) days immediately preceding the Closing Date (the "WARN Certificate").

          (j)     Seller is responsible for extending COBRA continuation coverage to all employees and former employees, and qualified beneficiaries of such employees and former employees, who become or became entitled to such COBRA continuation coverage on or before the Closing Date by reason of the occurrence of a qualifying event on or before the Closing Date, including those for whom the Closing Date occurs during their COBRA election period. Buyer shall be responsible for providing COBRA continuation coverage only to Transferred Employees and qualified beneficiaries of such employees who become entitled to such COBRA continuation coverage on or after the Closing Date by reason of the occurrence of a qualifying event after the Closing Date.

          (k)     Seller shall remain responsible for paying Transferred Employees for: (a) all salary, wages, and Benefit Plan benefits (excluding to the extent provided in Sections 6.10(h) and 6.10(o)), a pro rata portion of any bonuses or incentive compensation that were earned for time worked for Seller or Seller's Affiliates prior to the Closing Date; and (b) all workers' compensation, disability benefits, or other insurance benefits for which entitlement to payment is based upon events occurring prior to the Closing Date including any incurred but unreported claims under the Benefit Plans. Seller shall pay to Buyer as set forth in Section 3.3, the cash equivalent for all vacation time, floating holidays, sick days, personal days (including, but not limited to, those related to the Personal Day Program of Seller) and bonuses and incentive compensation for Transferred Employees which have accrued as of the Closing Date (holiday time shall not be included in such payment). For purposes hereof, the foregoing calculations shall be determined consistent with Seller's past practices.

          (l)     Individuals who are otherwise "Transferred Employees" but who on the Closing Date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act or similar state or local Law, or due to any other authorized leave of absence, shall nevertheless be treated as "Transferred Employees" but only if he or she is able to (i) return to work within the protected period under the Family and Medical Leave Act or similar state or local Law, or, in the case of any other type of authorized leave, within the period established by Buyer in Buyer's reasonable discretion, and (ii) perform the essential functions of their job, with or without a reasonable accommodation.

          (m)     For at least eighteen (18) months following the Closing Date, Buyer shall provide all Transferred Employees with retiree medical, mental health, prescription drug, and life insurance coverages (the "Replacement Retiree Coverages") that are in the aggregate comparable in value and nature to the Seller's retiree medical, mental health, prescription drug, and life insurance coverages available to eligible Ginna Employees who retire from Seller immediately prior to the Closing Date (the "RG&E Retiree Coverages"). Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Transferred Employees under the Replacement Retiree Coverages, other than, but only to the extent of limitations or waiting periods that were in effect with respect to such employees under the RG&E Retiree Coverages and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date during a plan year under each applicable Seller's plan that has not ended as of the Closing Date, in satisfying any deductible or out-of-pocket requirements under the Replacement Retiree Coverages (on a pro-rata basis in the event of a difference in plan years). Effective as of the Closing Date, Seller shall have no responsibility to provide retiree medical, mental health, prescription drug or life insurance coverages for any Transferred Employee.

          (n)     Buyer shall pay to each Transferred Employee whose employment is terminated without cause by Buyer or one of its Affiliates within eighteen (18) months of the Closing Date a severance benefit package equal to or greater than the following:

    Severance Pay: A lump sum equal to two (2) weeks of base pay for each full year of service (including service with both Buyer and Seller), less applicable taxes and withholdings.
    Transition Allowance: $7,500, less applicable taxes and withholdings.
    Insurance Benefits: Health and Life Insurance comparable to coverage received by retirees (who were employed by Seller on or after January 1, 1983) on the Closing Date for one (1) year from the date of termination.
    EAP Benefits: Benefits in accordance with the provisions of the Seller's Employee Assistance Program for one (1) year.
    Outplacement Benefits: Employer paid retraining and/or outplacement allowance of up to $5,000, less applicable taxes and withholdings, for twelve (12) months after termination.

For purposes of calculating the level of any of the foregoing severance benefits to which a terminated Transferred Employee is entitled, such calculation shall be made as though the Transferred Employee's termination date is the eighteenth (18th) month anniversary of the Closing Date, regardless of the actual date of termination. A Transferred Employee's entitlement to the foregoing severance benefits shall be contingent on the Transferred Employee's execution of an agreement releasing Buyer, Seller and their respective Affiliates from any legal claims. Nothing contained herein shall alter the at-will employment relationship of any Transferred Employee.

          (o)     Notwithstanding any other provision of this Agreement, Buyer shall assume the Liabilities for the obligations of Seller under the Performance Plans relating to Ginna Divestiture listed on Schedule 6.10(o) hereto. Seller shall retain any and all Liability for the obligations of Seller under the severance agreements listed on Schedule 6.10(o) hereto.

          Section 6.11     Risk of Loss.

          (a)     Prior to the Closing, Buyer shall not bear any risk of loss or damage to the property included in the Purchased Assets. Seller shall replace or repair any damage to the Purchased Assets in accordance with Good Utility Practices, except as otherwise provided in paragraphs (b) or (c) below.

          (b)     If, before the Closing, all or any portion of the Purchased Assets is taken by eminent domain or is the subject of a pending or (to the Knowledge of Seller) contemplated taking which has not been consummated, Seller shall notify Buyer promptly in writing of such fact. If such taking would create a Material Adverse Effect, Buyer and Seller shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Seller has notified Buyer of such taking, then Buyer or Seller may terminate this Agreement pursuant to Section 9.1(g).

          (c)     If, before the Closing, all or any portion of the Purchased Assets is damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact. If such damage or destruction would create a Material Adverse Effect and Seller have not notified Buyer of their intention to cure such damage or destruction within fifteen (15) days after its occurrence (such cure to be reasonably satisfactory to Buyer), Buyer and Seller shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Seller have notified Buyer of such casualty, then Buyer may terminate this Agreement pursuant to Section 9.1(g).

          (d)     The provisions of Section 5-1311 of the New York General Obligations Law shall not apply to this Agreement.

          Section 6.12     Decommissioning Funds.

          (a)     On the Closing Date, Seller shall cause to be transferred to the Trustee under the Post-Closing Decommissioning Trust Agreement (1) all of the assets of the Seller's Qualified Decommissioning Fund and (2) to the extent necessary to comply with Seller's Required Regulatory Approvals, all or a portion of the assets of the Seller's Nonqualified Decommissioning Fund, in each case, consisting solely of cash or cash equivalents; provided that in no event shall the aggregate amount of the transferred assets of the Seller's Decommissioning Funds be less than the Decommissioning Target. Seller shall retain all assets of the Seller's Nonqualified Decommissioning Fund not required to be transferred under clause (2) above.

          (b)     In the event that the NRC requires the Buyer to provide Decommissioning funding assurance in an amount in excess of the Decommissioning Target (the "Excess Decommissioning Funds"), Buyer agrees to cause Buyer's Parent to post a Buyer's Parent Guaranty in an amount sufficient to cover the Excess Decommissioning Funds and in such form as required by the NRC. If Buyer's Parent Guaranty is not accepted by the NRC, or in all events if Seller is required to transfer Excess Decommissioning Funds to the Buyer, the Buyer shall earmark such Excess Decommissioning Funds and, upon completion of Decommissioning and termination or conversion of the NRC License by the NRC, pay to Seller an amount in dollars equal to the Excess Decommissioning Funds, together with allocated earnings on such Excess Decommissioning Funds from the Closing Date through the date such payment is made.

          (c)     To the extent (i) requested by Buyer, (ii) permitted by Law and (iii) that no adverse consequences result to the Seller, immediately prior to Closing, Seller shall cause to be transferred into Seller's Qualified Decommissioning Fund either (1) all of the assets in Seller's Nonqualified Decommissioning Fund, or (2) if Seller is permitted to transfer to the Trustee under the Post-Closing Decommissioning Trust Agreement only that portion of the assets of Seller's Decommissioning Funds such that the aggregate amount of the transferred assets of Seller's Decommissioning Funds equals the Decommissioning Target, that portion of the assets in Seller's Nonqualified Decommissioning Fund necessary so that the assets of Seller's Qualified Decommissioning Fund equals the Decommissioning Target. All fees in connection with implementing this Section 6.12(c), including all fees and external costs incurred for Seller to obtain a revised schedule of ruling amounts in a private letter ruling from the IRS to permit such transfer, shall be borne by Buyer.

          (d)     The Parties shall not take any actions that would cause the actual Tax consequences of the transactions contemplated by this Agreement to differ from or be inconsistent with the Requested Rulings set forth in Section 6.18.

          Section 6.13     Spent Nuclear Fuel Fees.

          (a)     Except as provided in the third sentence of this paragraph and Sections 2.1(b) and 2.3(h), between the date hereof and the Closing Date, and at all times thereafter, Seller will remain liable for all Spent Nuclear Fuel Fees and any other fees associated with electricity generated at Ginna and sold prior to the Closing Date, and the One-Time DOE Pre-1983 Fee, and Buyer shall have no Liability or responsibility therefore. Buyer shall pay and discharge all Spent Nuclear Fuel Fees and any other fees associated with electricity generated at Ginna and sold from and after the Closing Date, and Seller shall have no Liability or responsibility therefore. On the Closing Date, Buyer shall assume title to, and responsibility for the management, storage, removal, transportation and disposal of all Spent Nuclear Fuel and High Level Waste of Ginna as of the Closing Date. Seller shall assign to Buyer its undivided right, title and interest in and to the Standard Spent Fuel Disposal Contract, including, without limitation, any and all damage claims arising under such contract subject to Sections 2.1(p), 2.2(k), 6.13(b) and 6.13(d) hereof concerning the rights of Seller with respect to the One-Time DOE Pre-1983 Fee, and shall provide the required notice to the Department of Energy of the assignment of the Standard Spent Fuel Disposal Contract to Buyer within ninety (90) days of Closing, such notice to be in a form reasonably acceptable to Seller and Buyer.

          (b)     Prior to January 31, 2004, Seller shall commence an action in the United States Court of Federal Claims for damages resulting from the Department of Energy's failure to commence the removal, transportation, acceptance or any delay in accepting Spent Nuclear Fuel and High Level Waste for disposal pursuant to the Standard Spent Fuel Disposal Contract (the "DOE Litigation"). All rights relating to the DOE Litigation shall be exercised in good faith and such claims shall be preserved for the benefit of the Buyer. Buyer shall assume all of the rights and obligations under the Standard Spent Fuel Disposal Contract as of the Closing Date, including but not limited to the right to pursue and recover damages resulting from the DOE Litigation, subject to Seller's rights relating to the One-Time DOE Pre-1983 Fee, and provided that, in the event that Buyer shall recover any form of monetary relief (including but not limited to monetary damages or relief which is reasonably calculable from economic obligations, as a direct or indirect result of the DOE Litigation) Buyer shall pay to Seller an amount equal to the amount of the economic value received by Buyer as a result of such litigation up to a maximum payment to Seller of Ten Million Dollars ($10,000,000). Seller shall submit the complaint to be filed in the action to Buyer for prompt review, comment and approval (such approval to be in Buyer's reasonable discretion). Consistent with the obligations of this Section 6.13, Seller shall take no additional actions with respect to the DOE Litigation that may affect Buyer's interests in the suit, including but not limited to filing damages estimates or entering into any settlement discussions, without Buyer's express prior written consent; provided that Seller may take any action necessary to preserve the rights of Seller and Buyer in the DOE Litigation, or to respond to an order or request of the court or other procedural requirement, if expeditious action is required and Seller has been unable to contact or obtain a response from Buyer despite reasonable efforts to do so.

          (c)     Buyer agrees to provide Seller with a copy within two (2) Business Days of receipt of all notices provided to Buyer from the Department of Energy regarding the date on which the One-Time DOE Pre-1983 Fee is due and payable in accordance with the terms of the Standard Spent Fuel Disposal Contract.

          (d)     Seller agrees to cause the One-Time DOE Pre-1983 Fee to be duly paid when due, subject to any rights to which Seller may be entitled by reason of the Department of Energy's defaults (or alleged defaults) under the Standard Spent Fuel Disposal Contract.

          Section 6.14     Department of Energy Decontamination and Decommissioning Fees.

          Seller will continue to pay all Department of Energy Decontamination and Decommissioning Fees relating to Nuclear Fuel purchased and consumed at Ginna prior to the Closing Date, including but not limited to all annual Special Assessment invoices to be issued after the Closing Date by the Department of Energy, as contemplated by its regulations at 10 C.F.R. Part 766 implementing Sections 1801, 1802, and 1803 of the Atomic Energy Act.

          Section 6.15     Cooperation Relating to Insurance and Price-Anderson Act.  Until the Closing, Seller will maintain in effect (a) insurance in amounts and against such risks and losses as is customary in the commercial nuclear power industry and (b) not less than the level of property damage and liability insurance for the Facilities as in effect on the date hereof. Seller shall cooperate with Buyer's efforts to obtain insurance, including insurance required under the Price-Anderson Act or other Nuclear Laws with respect to the Purchased Assets. In addition, subject to Buyer's written commitment to satisfy its indemnification obligations under Section 8.1(a), Seller agrees to use Commercially Reasonable Efforts to assist Buyer in making any claims against pre-Closing insurance policies of Seller that may provide coverage related to Assumed Liabilities and Obligations. Buyer agrees to indemnify Seller for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation and not to take any action which shall adversely affect any residual rights of Seller in such insurance policies.

          Section 6.16     Tax Clearance Certificates.  Seller and Buyer shall cooperate and use their Commercially Reasonable Efforts to cause the Tax clearance certificates described in Schedule 4.20 of this Agreement to be issued by the appropriate taxing authorities prior to the Closing Date or as soon as practicable thereafter. Buyer shall, at least ten (10) days prior to the Closing Date, file Form AU-196.10, Notification of Sale, Transfer or Assignment in Bulk, with the New York State Department of Taxation and Finance.

          Section 6.17     Release of Seller.  Buyer shall use Commercially Reasonable Efforts to support Seller's efforts to obtain a written release of Seller effective as of the Closing with respect to obligations arising on or after the Closing Date under any of the Seller's Agreements, Fuel Contracts or Non-material Contracts assigned to Buyer hereunder.

          Section 6.18     Private Letter Ruling.  The Parties agree to cooperate in good faith in the preparation and joint filing of any private letter ruling request(s) to be made by Buyer and Seller in order to obtain the Tax treatment desired by the Parties with respect to the transfer of the Decommissioning Funds pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, Buyer and Seller shall use Commercially Reasonable Efforts to obtain one or more private letter ruling(s) from the IRS determining that (i) the transfer of assets from the Seller's Qualified Decommissioning Fund to the Buyer's Qualified Decommissioning Fund is a disposition that is treated as satisfying the requirements of Treas. Reg. 1.468A-6(b) pursuant to the IRS's exercise of discretion under Treas. Reg. 1.468A-6(g)(1), and accordingly (a) neither Seller, Buyer nor their respective Qualified Decommissioning Funds will recognize gain or loss upon the transfer of assets from the Seller's Qualified Decommissioning Fund to the Buyer's Qualified Decommissioning Fund, (b) the Buyer's Qualified Decommissioning Fund will be treated as satisfying the requirements of Code Section 468A and (c) the Buyer's Qualified Decommissioning Fund will have a carryover Tax basis in the assets received from the Seller's Qualified Decommissioning Fund, (ii) Buyer will not recognize gain or otherwise take into account any income for U.S. federal income tax purposes by reason of the receipt of all or a portion of the assets of the Seller's Nonqualified Decommissioning Fund, (iii) for the taxable year that includes the Closing Date, Seller shall be entitled to a current deduction equal to the total of any amounts realized by Seller as a result of Buyer's assumption of the decommissioning obligations with regard to the Purchased Assets, (iv) at Closing , Buyer will have a Tax basis in the Purchased Assets (excluding the assets of the Qualified Decommissioning Fund) equal to the sum of the Purchase Price and the Assumed Liabilities and Obligations that will be taken into account as liabilities for federal income Tax purposes, and (v) Seller's net operating loss attributable to the decommissioning obligations assumed by Buyer will qualify for specified liability loss treatment under Section 172 of the Code (the "Requested Rulings"). The Requested Rulings shall be modified, as necessary, to take into account any Legislation or Treasury Regulations enacted on or after the date of this Agreement including, but not limited to, for the Seller to obtain a revised schedule of ruling amounts from the IRS to permit the transfer of assets in Seller's Nonqualified Decommissioning Fund to Seller's Qualified Decommissioning Fund as provided in Section 6.12(c). Neither Buyer nor Seller shall take any action that would cause the transfer of assets from the Seller's Qualified Decommissioning Fund to the Buyer's Qualified Decommissioning Fund to fail to be treated as satisfying the requirements of Treas. Reg. 1.468A-6(b) (assuming solely for purposes of this sentence that the interest acquired by Buyer constitutes a "qualified interest" in a "nuclear power plant" as defined in Treas. Reg. 1.468A-5(b)), or cause Buyer and Seller to fail to obtain such a private letter ruling. The user fee set forth in the applicable IRS Revenue Procedure for substantially identical letter rulings by a common sponsor shall be shared equally by both Parties. Each Party will bear its own legal fees with respect to any requests. The Parties agree to file the private letter ruling request seeking the Requested Rulings within 30 days of the date of this Agreement.

          Section 6.19     NRC Commitments.  Buyer shall maintain and operate the Facilities in accordance with the NRC Commitments to the extent required by the NRC License, applicable NRC regulations and policies and with applicable Nuclear Laws.

          Section 6.20     Decommissioning.  Buyer hereby agrees to commit to the NYPSC as part of receiving Buyer's Required Regulatory Approvals that it will complete, at its expense, the Decommissioning of the Facilities and the Site once the Site is no longer utilized either for power generation of any kind or for any storage of Spent Nuclear Fuel or High Level Waste, and that it will complete all Decommissioning activities in accordance with all Nuclear Laws and Environmental Laws, including applicable requirements of the Atomic Energy Act and the NRC's rules, regulations, orders and pronouncements thereunder in effect on the date hereof.

          If Buyer at any time notifies and receives approval from the NRC that it will utilize the entombment (or ENTOMB) method of Decommissioning and subsequently initiates entombment Decommissioning methods, either alone or in combination with any other Decommissioning method or methods, in accordance with then-existing NRC regulations, then Buyer shall cause to be paid to Seller within ninety (90) days following such initiation of entombment Decommissioning methods an amount in dollars equal to the Excess Decommissioning Funds. To the extent permitted by Law and the trust agreements relating to the Buyer's Decommissioning Funds, such payment may be made from the Buyer's Decommissioning Funds. All payments made by Buyer to Seller pursuant to this Section 6.20 shall be flowed through by Seller to its ratepayers as directed by the NYPSC; provided, however, that Seller shall be obligated to flow through benefits to ratepayers only if and to the extent that payments are received from Buyer. In no event shall Seller or its shareholders be financially responsible for flowing through payments to ratepayers based on payments owed to Seller but not received from Buyer. The Parties acknowledge that Seller shall have no obligation to audit, monitor or enforce rights and obligations with respect to this Section 6.20 and anticipate that the NYPSC will assume all such obligations.

          Section 6.21     Uprate.

          (a)     Between the date hereof and the Closing Date, Seller shall enter into a contract with a technically qualified vendor(s), as required, to complete the necessary nuclear steam supply system and balance of plant licensing and engineering uprate reports (together, the "Uprate Reports"), including but not limited to a sufficient NRC License amendment request ("LAR") with the goal of uprating the licensed thermal output of the Facilities to 1781 MegaWatt thermal (the "Uprate"). Seller shall use its commercially reasonable best efforts to complete the Uprate Reports and prepare the LAR as soon as practicable.

          (b)     Buyer and Seller agree to cooperate in good faith in the preparation of the Uprate Reports and any related activities. Seller agrees that Buyer approval is required in connection with all material aspects of the preparation of the Uprate Reports, including but not limited to vendor selection, costs, content, deliverables, and schedule. Seller shall accommodate any reasonable request of Buyer with respect to preparation or implementation activities associated with the Uprate to the extent that Seller reasonably determines on the advice of legal counsel that such activity is permitted in accordance with its authority under its NRC License. Such activities may include the design, material procurement, scheduling of, and preparation for, reasonable Uprate related modifications to be performed in the Spring refueling outage, or sooner.

          (c)     Subject to Seller's compliance with subsection (b), Buyer shall reimburse to the Seller, in accordance with Section 3.3, the vendor costs associated with preparing the Uprate Reports and any other vendor associated with the Uprate that were requested by the Buyer prior to the Closing. In the event that Closing does not occur, Seller and Buyer agree to negotiate in good faith the sharing of vendor costs associated with the preparation of the Uprate Reports and related vendor costs associated with Uprate activities requested by the Buyer.

          Section 6.22     Right of First Refusal.  Buyer and Seller agree to negotiate in good faith with respect to a right of first refusal agreement from Seller in favor of Buyer containing reasonable terms for the acquisition after the Closing Date of the approximately 15 acre site now or formerly owned by Roxdel Corporation and acquired by Roxdel Corporation from Elizabeth Gates.

ARTICLE 7

CONDITIONS

          Section 7.1     Conditions to Obligations of Buyer.  The obligations of Buyer to purchase the Purchased Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Buyer) of the following conditions:

          (a)     All applicable waiting periods under the HSR Act relating to the consummation of the transactions contemplated hereby shall have expired or been terminated;

          (b)     No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which restrains or prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each Party agreeing to cooperate in all efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the transactions contemplated hereby;

          (c)     Buyer shall have received all of Buyer's Required Regulatory Approvals, in form and substance reasonably satisfactory (including no materially adverse conditions as described in Section 9.1(c)) to Buyer and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Buyer is likely to be successful and, if successful, would have a Material Adverse Effect, or a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer;

          (d)     Seller shall have received all of Seller's Required Regulatory Approvals (other than those the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer), none of such approvals shall contain any conditions that could reasonably be expected to result in a Material Adverse Effect, or a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer, and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not final and non- appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Buyer is likely to be successful and, if successful, would have a Material Adverse Effect, or a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer;

          (e)     Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

          (f)     The representations and warranties of Seller set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date and all other representations and warranties of Seller shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

          (g)     Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Section 7.1(e), (f), (k), (m) and (q) have been satisfied by Seller;

          (h)     Buyer shall have received an opinion from Seller's counsel and Seller's Parent's counsel reasonably acceptable to Buyer, dated the Closing Date and reasonably satisfactory in form and substance to Buyer and its counsel, substantially in the form of Exhibit "H" hereto;

          (i)     Seller shall have delivered, or caused to be delivered, to Buyer at the Closing, Seller's closing deliveries described in Sections 3.6 and 3.8;

          (j)     Buyer shall have received from a title insurance company selected by Buyer (collectively with any co-insurer or re-insurer, as applicable, the "Title Company") an ALTA owner's title insurance policy on the Real Property and the Cooling Tunnel Easement, in form and substance reasonably satisfactory to Buyer, insuring (at the Title Company's regular rates) fee simple title as described in Section 4.7 subject only to Permitted Encumbrances; provided, however, that if any title insurance company selected by Buyer declines to issue such a policy, Buyer shall select another title insurance company (if a title insurance company reasonably acceptable to Buyer is willing to issue such a policy); and further provided, however, that any such policy will not insure fee simple title to the Cooling Tunnel Easement and the Facilities associated therewith. Buyer shall provide Seller with a copy of each title report received by Buyer from the Title Company.

          (k)     Since the date hereof, no Material Adverse Effect shall have occurred and be continuing;

          (l)     The lien of the Mortgage Indenture on the Purchased Assets shall have been released and any documents necessary to evidence such release shall have been delivered to Buyer and the Title Company;

          (m)     The Seller shall have transferred to the Trustee of Post-Closing Decommissioning Trust Agreement a portion or all of the Decommissioning Funds, in accordance with Section 6.12;

          (n)     Legislation or Treasury Regulations shall have not been enacted or promulgated that, in the opinion of nationally-recognized tax counsel, would have a material adverse effect on the tax consequences to Buyer contemplated in Section 6.18;

          (o)     The NRC shall have issued a renewed NRC License for Ginna for a period of not less than twenty (20) years beyond its original license term;

          (p)     The Ancillary Agreements shall be in full force and effect as of the Closing Date; and

          (q)     The Facilities shall have been operating at an average of not less than 95% of their licensed thermal output for a period of fourteen (14) days immediately preceding the Closing Date.

          Section 7.2     Conditions to Obligations of Seller.  The obligation of Seller to sell the Purchased Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Seller) of the following conditions:

          (a)     All applicable waiting periods under the HSR Act relating to the consummation of the transactions contemplated hereby shall have expired or been terminated;

          (b)     No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which restrains or prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the transactions contemplated hereby;

          (c)      Seller shall have received all of the Seller's Required Regulatory Approvals, in form and substance reasonably satisfactory (including no materially adverse conditions as described in Section 9.1(d)) to Seller and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of the Seller (A) is likely to be successful and (B), if successful, would have a material adverse effect on the operations or conditions (financial or otherwise) of the Seller;

          (d)     Buyer shall have received all Buyer's Required Regulatory Approvals (other than those the failure of which to obtain could not reasonably be expected to result in a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller), none of such approvals shall contain any conditions that could reasonably be expected to result in a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller, and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Seller (A) is likely to be successful and (B) if successful, would have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller;

          (e)     Buyer shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

          (f)     The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date and all other representations and warranties of Buyer shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

          (g)     Seller shall have received certificates from an authorized officer of Buyer, dated the Closing Date, to the effect that, to the knowledge of such officer the conditions set forth in Sections 7.2(e) and (f) have been satisfied by Buyer;

          (h)     Seller shall have received an opinion from Buyer's counsel and Buyer's Parent's counsel reasonably acceptable to Seller, dated the Closing Date and reasonably satisfactory in form and substance to Seller and its counsel, substantially in the form of Exhibit "I" hereto;

          (i)     Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, Buyer's closing deliveries described in Section 3.7;

          (j)     The lien of the Mortgage Indenture on the Purchased Assets shall have been released and any documents necessary to evidence such release shall have been delivered to the title company;

          (k)     Legislation or Treasury Regulations shall have not been enacted or promulgated that, in the opinion of nationally-recognized tax counsel, would have a material adverse effect on the tax consequences to Seller contemplated in Section 6.18; and

          (l)     The NRC shall have issued a renewed NRC License for Ginna for a period of not less than twenty (20) years beyond its original license term.

ARTICLE 8

INDEMNIFICATION

          Section 8.1     Indemnification.

          (a)     Following the Closing, Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, employees, shareholders, Affiliates and agents (each, a "Seller Indemnitee") from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of the representations and warranties which survive the Closing or any covenants contained in this Agreement; provided, however, that in the case of breaches of representations, warranties or covenants contained in Article V, only to the extent that such Indemnifiable Loss in the aggregate exceed One Million Dollars ($1,000,000), and provided further that in no event shall Buyer have liability for indemnification for an Indemnifiable Loss relating to, resulting from or arising out of matters set forth in this clause (i) of Section 8.1(a) that individually is less than Two Hundred and Fifty Thousand Dollars ($250,000), (ii) the Assumed Liabilities and Obligations, (iii) any Third Party Claims against a Seller Indemnitee arising out of or in connection with Buyer's ownership or operation of the Purchased Assets on or after the Closing Date, (iv) any actions taken by Buyer which shall result in tax consequences to the Seller or Seller's Qualified Decommissioning Fund which are different for Seller or Seller's Qualified Decommissioning Fund from those contemplated in Section 6.18, and (v) all Transfer Taxes for which Buyer is liable under Section 6.8.

          (b)     Following the Closing, Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, members, employees, shareholders, Affiliates and agents (each, a "Buyer Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of the representations and warranties which survive the Closing or any covenants contained in this Agreement provided, however, in the case of breaches of representations, warranties or covenants contained in Article IV, only to the extent that such Indemnifiable Losses in the aggregate exceed One Million Dollars ($1,000,000), and provided further that in no event shall Seller have any liability for indemnification for an Indemnifiable Loss relating to, resulting from or arising out of matters set forth in this clause (i) of Section 8.1(b) that individually is less than Two Hundred and Fifty Thousand Dollars ($250,000), (ii) the Excluded Liabilities, (iii) noncompliance by Seller with any bulk sales or transfer laws as provided in Section 10.11, (iv) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Seller's ownership or operation of the Purchased Assets on or prior to the Closing Date (other than any Third Party Claims that are Assumed Liabilities), (v) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Seller's ownership or operation of the Excluded Assets, (vi) all Taxes incurred by reason of any act of Seller that either constitutes an act of "self-dealing" as defined in Treas. Reg. Section 1.468A-5(b)(2) or results in the disqualification of the Qualified Decommissioning Funds under Treas. Reg. Section 1.468A-5 other than as a result of any action required or contemplated by this Agreement including, without limitation, the transfer contemplated by Section 5.7 hereof, or (vii) any claims or attachments of Seller or Seller's creditor against the Decommissioning Funds after the Closing Date.

          (c)     The expiration or termination of any representation or warranty shall not affect the Parties' obligations under this Section 8.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

          (d)     Except to the extent otherwise provided in Article 9 or in Section 6.8(e), the rights and remedies of Seller and Buyer under this Article 8 are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise for monetary relief, with respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement, after the occurrence of the Closing, or (ii) the Assumed Liabilities and Obligations or the Excluded Liabilities, as the case may be. The indemnification obligations of the Parties set forth in this Article 8 apply only to matters arising out of this Agreement, excluding the Ancillary Agreements. Any Indemnifiable Loss arising under or pursuant to an Ancillary Agreement shall be governed by the indemnification obligations, if any, contained in the Ancillary Agreement under which the Indemnifiable Loss arises. The maximum aggregate exposure for indemnity by Seller or Buyer for any and all claims of breaches of representations or warranties made hereunder and indemnification of claims relating thereto shall be Twenty Million Dollars ($20,000,000).

          (e)     Notwithstanding anything to the contrary herein except for Section 6.8(e), no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney's and other advisor fees suffered by such Party. Buyer and Seller waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement including, but not limited to, losses or damages caused by reason of unavailability of Ginna, plant shutdowns or service interruptions, loss of use, profits or revenue, inventory or use charges, cost of purchased or replacement power, interest charges or cost of capital. The provisions of this Section 8.l(e) shall not apply to indemnification for a Third Party Claim.

          (f)     The Parties agree to treat all payments relating to indemnifications as adjustments to the Purchase Price to the extent allowed by law.

          Section 8.2     Defense of Claims.

          (a)     If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement (a "Third Party Claim"), including but not limited to an information document request or a notice of proposed disallowance issued by the Internal Revenue Service relating to a matter covered by Section 5.7, with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party's Liability pursuant to this Agreement; provided, however, the Indemnitee provides written notice to the Indemnifying Party of its intent to settle and such notice reasonably describes the terms of such settlement at least ten (10) Business Days prior to entering into any settlement.

          (b)     (i)     If, within twenty (20) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2 (a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

                    (ii)      Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

          (c)     Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of twenty (20) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such twenty (20) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

          (d)     The amount of any Indemnifiable Loss shall be reduced to the extent that the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date or repayment at the "prime rate" as published in The Wall Street Journal) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

          (e)     A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

ARTICLE 9

TERMINATION

          Section 9.1     Termination.

          (a)     This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

          (b)     This Agreement may be terminated by Seller or Buyer, if (i) any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable; (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing; or (iii) the Closing contemplated hereby shall have not occurred on or before December 31, 2004 (the "Termination Date"); provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and provided, further, that if on the Termination Date the conditions to the Closing set forth in Sections 7.1(c), 7.1(d), 7.2(c) or 7.2(d) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall have been capable of being fulfilled, then the Termination Date shall be June 30, 2005.

          (c)     This Agreement may be terminated by Buyer if any of Seller's Required Regulatory Approvals or Buyer's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Sections 7.1(c) and 7.1(d), shall have been denied or shall have been granted but are not in form and substance reasonably satisfactory to Buyer because one of such approvals contains a condition that would have a Material Adverse Effect or a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer.

          (d)     This Agreement may be terminated by Seller if any of the Seller's Required Regulatory Approvals or Buyer's Regulatory Approvals, the receipt of which are a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(c) and Section 7.2(d), shall have been denied or shall have been granted but are not in form and substance reasonably satisfactory to Seller, because one of such approvals contains a condition that would have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller.

          (e)     This Agreement may be terminated by Buyer if there has been a material violation or breach by Seller of any applicable covenant, representation or warranty contained in this Agreement and such violation or breach (i) is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Seller (or by Buyer in the case of notice by Seller pursuant to Section 6.9) of written notice specifying particularly such violation or breach (provided that in the event Seller is attempting to cure the violation or breach in good faith, then Buyer may not terminate pursuant to this provision unless the violation or breach is not cured by the earlier of the Closing Date or the Termination Date), and (ii) such violation or breach has not been waived by Buyer.

          (f)     This Agreement may be terminated by Seller if there has been a material violation or breach by Buyer or Parent of any covenant, representation or warranty contained in this Agreement and such violation or breach (i) is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Buyer or Parent (or by Seller in the case of notice by Buyer or Parent pursuant to Section 6.9) of written notice specifying particularly such violation or breach (provided that in the event Buyer or Parent, as the case may be, is attempting to cure the violation or breach in good faith, then Seller may not terminate pursuant to this provision unless the violation or breach is not cured by the earlier of the Closing Date or the Termination Date), and (ii) such violation or breach has not been waived by Seller.

          (g)     This Agreement may be terminated by Buyer or Seller in accordance with the provisions of Sections 6.11(b) or (c).

          (h)     This Agreement may be terminated by Seller if one of the events the non-occurrence of which is a condition to closing in Section 7.2(l) occurs, which is reasonably likely to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Seller.

          (i)     This Agreement may be terminated by Buyer if one of the events the non-occurrence of which is a condition to Closing in Section 7.1(n) occurs, which is reasonably likely to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer.

          Section 9.2     Procedure and Effect of No Default Termination.  In the event of termination of this Agreement by any Party pursuant to this Section 9, written notice thereof shall forthwith be given by the terminating Party to the other Parties, whereupon (but only in the case of termination pursuant to Subsections (e) or (f) of Section 9.1 where a breach of a covenant, representation or warranty by the non-terminating Party is not willful), the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter no Party shall have any recourse against any of the other Parties by reason of this Agreement.

ARTICLE 10

MISCELLANEOUS PROVISIONS

          Section 10.1     Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

          Section 10.2     Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

          Section 10.3     Survival of Representations, Warranties, Covenants and Obligations.

          (a)     The representations and warranties given or made by any Party to this Agreement or in the certificates required by Section 7.1(f) or 7.2(g) shall survive the Closing for a period of twelve (12) months except that (i) all representations and warranties relating to Taxes and Tax Returns and the representations and warranties in Sections 4.10 and 4.12 shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof and (ii) all representations and warranties set forth in Sections 4.1, 4.2, 4.21, 4.22, 5.7 and 6.7 hereof shall survive the Closing indefinitely. Each Party shall be entitled to rely upon the representations and warranties of the other Party or Parties set forth herein, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing.

          (b)     The covenants and obligations of the Parties set forth in this Agreement, including without limitation the indemnification obligations of the Parties under Article 8 hereof, shall survive the Closing indefinitely, and the Parties shall be entitled to the full performance thereof by the other Parties hereto without limitation as to time or amount (except as otherwise specifically set forth herein).

          Section 10.4     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(a)	If to Seller, to:
Rochester Gas and Electric Corporation 89 East Avenue Rochester, NY 14649 Attention: President
with a copy to:
Huber Lawrence & Abell 605 Third Avenue New York, NY 10158 Attention: John D. Draghi, Esq.
and
LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, NY 10019 Attention: Sheri E. Bloomberg, Esq.
(b)	if to Buyer, to:
Constellation Generation Group, LLC 750 East Pratt Street 18th Floor Baltimore, Maryland 21202 Attention: President
with a copy to:
Constellation Energy Group, Inc. 750 East Pratt Street 18th Floor Baltimore, Maryland 21202 Attention: General Counsel
(c)	if to Buyer's Parent, to:
Constellation Energy Group, Inc. 750 East Pratt Street 18th Floor Baltimore, Maryland 21202 Attention: Vice President - Corporate Strategy and Development
with a copy to:
Constellation Energy Group, Inc. 750 East Pratt Street 18th Floor Baltimore, Maryland 21202 Attention: General Counsel

          Section 10.5     Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of each other Party, such consent not to be unreasonably withheld, nor is this Agreement intended (except as specifically provided herein) to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, but subject to all applicable legal requirements, (i) Buyer or its permitted assignee may grant a security interest in the rights and interests hereunder to a trustee, lending institution or other party for the purposes of leasing, financing or refinancing the Purchased Assets, (ii) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to a directly or indirectly wholly-owned Affiliate of Buyer; provided, however, that no such assignment shall relieve or discharge Buyer from any of its obligations hereunder or shall be made if it would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or materially increase the costs (to the non-assigning party) of the transactions contemplated by this Agreement. Seller agrees, at Buyer's expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as Seller's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired. In the event Buyer assigns this agreement pursuant to this Section 10.5, such assignee shall be defined as "Buyer" for all purposes hereunder thereafter.

          Section 10.6     Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS FOR MONROE COUNTY, NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE (EXCEPT WHERE SUCH ACTION OR PROCEEDING IS REQUIRED BY LAW TO BE IN WAYNE COUNTY), AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 10.7     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 10.8     Interpretation.  The articles, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

          Section 10.9     Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

          Section 10.10     Entire Agreement.  This Agreement, the Confidentiality Agreement and the Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, and any other documents that specifically reference this Section 10.10, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements and understandings between the Parties other than the Confidentiality Agreement with respect to such transactions. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to Buyer pursuant to the terms of the Confidentiality Agreement.

          Section 10.11     Bulk Sales Laws.  Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions.

          Section 10.12     No Joint Venture.  Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties. Except as expressly provided herein, neither Party is or shall act as or be the agent or representative of the other Party.

          Section 10.13     Change in Law.  If and to the extent that any Laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes, without materially changing the overall benefits or consideration expected hereunder by any Party.

          Section 10.14     Buyer's Parent Support.  From the date hereof until the effectiveness of the Closing, Buyer's Parent agrees to provide Buyer any and all financial support necessary to permit Buyer to perform its obligations hereunder.

          Section 10.15     Severability.  Any term or provision of this Agreement that is held invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation, provided, however, that the remaining terms and provisions of this Agreement may be enforced only to the extent that such enforcement in the absence of any invalid terms and provisions would not result in (a) deprivation of a Party of a material aspect of its original bargain upon execution of this Agreement or any of the Ancillary Agreements, (b) unjust enrichment of a Party, or (c) any other manifestly unfair or inequitable result.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ROCHESTER GAS AND ELECTRIC CORPORATION

By: /s/ Joseph J. Syta Name: Joseph J. Syta Title: Controller and Treasurer

CONSTELLATION GENERATION GROUP, LLC

By: /s/ Michael J. Wallace Name: Michael J. Wallace Title: President

Solely for purposes of Article 5 and Sections 6.12(b) and 10.14: CONSTELLATION ENERGY GROUP, INC.

By: /s/ Mark P. Huston Name: Mark P. Huston Title: Vice President - Strategy